UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
[Amendment No. _____]

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials under §240.14a-12

GARMIN LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:__________________________________________
2)	Form Schedule or Registration Statement No.:_________________________
3)	Filing Party:____________________________________________________
4)	Date Filed:_____________________________________________________

GARMIN LTD.

NOTICE AND PROXY STATEMENT

for

The Annual General Meeting of Shareholders

to be held

Friday, June 3, 2011

YOUR VOTE IS IMPORTANT!

Please mark, date and sign the enclosed proxy card
and promptly return it in the enclosed envelope.
  If you reviewed your materials electronically or through a broker or other nominee,
 please follow the instructions provided.

This Notice and Proxy Statement, the accompanying Proxy Card and the 2010 Annual Report are first being furnished on or about April 21, 2011.

Garmin Ltd.
Vorstadt 40/42
8200 Schaffhausen
Switzerland

INVITATION TO ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 3, 2011

To the Shareholders of Garmin Ltd:

We cordially invite you to attend the Annual General Meeting (the “Annual Meeting”) of Shareholders of Garmin Ltd., a Swiss company, (“Garmin” or the “Company”) to be held at the Ritz Charles, located at 9000 West 137th Street, Overland Park, Kansas, 66221, USA, at 10:00 a.m., local time, on Friday, June 3, 2011, to consider and vote upon the following matters:

Agenda Items

1.
Approval of Garmin’s 2010 Annual Report, including the consolidated financial statements of Garmin for the fiscal year ended December 25, 2010 and the statutory financial statements of Garmin for the fiscal year ended December 25, 2010 and acknowledgment of the Auditor’s Report

Proposal of the Board of Directors

The Board of Directors proposes to the Annual Meeting to approve Garmin’s 2010 Annual Report, including the consolidated financial statements of Garmin for the fiscal year ended December 25, 2010 and the statutory financial statements of Garmin for the fiscal year ended December 25, 2010, and to acknowledge the Auditor’s Report.

2.	Discharge of the members of the Board of Directors and the executive officers from liability for the fiscal year ended December 25, 2010

Proposal of the Board of Directors

The Board of Directors proposes to the Annual Meeting that the members of the Board of Directors and the executive officers be discharged from personal liability for the fiscal year ended December 25, 2010.

3.	Election of two directors

Proposal of the Board of Directors

The Board of Directors proposes to the Annual Meeting that the directors listed below be reelected for a three-year term that will expire at the annual general meeting in 2014:

Donald H. Eller

Clifton A. Pemble

4.
Ratification of the appointment of Ernst & Young LLP as Garmin’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011 and re-election of Ernst & Young Ltd. as Garmin’s statutory auditor for the fiscal year ending December 31, 2011

Proposal of the Board of Directors

The Board of Directors proposes to the Annual Meeting that the appointment of Ernst & Young LLP as Garmin’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011 be ratified and that Ernst & Young Ltd. be reelected as Garmin’s statutory auditor for the fiscal year ending December 31, 2011.

5.
Approval of the appropriation of available earnings and the payment of a cash dividend in the aggregate amount of $2.00 per share out of Garmin’s general reserve from capital contribution in four installments

Proposal of the Board of Directors

The Board of Directors proposes to the Annual Meeting that the net loss of Garmin on a stand-alone unconsolidated basis for the period in the amount of CHF 9,775,000 be carried forward and further proposes that Garmin pay a cash dividend in the amount of $2.00 per share out of Garmin’s general reserve from capital contribution payable in four installments as follows: $0.80 on June 30, 2011 to shareholders of record on June 15, 2011, $0.40 on September 30, 2011 to shareholders of record on September 15, 2011, $0.40 on December 30, 2011 to shareholders of record on December 15, 2011 and $0.40 on March 30, 2012 to shareholders of record on March 15, 2012; and further proposes that CHF 479,410,371 be allocated to dividend reserves from capital contribution in order to pay such dividend of $2.00 per share with a nominal value of CHF 10.00 each (assuming a total of 208,077,418 shares eligible to receive the dividend); and further proposes that the remaining balance of CHF 6,955,211,589 be carried forward within the general reserve from capital contribution.

6.	Approval of the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan

Proposal of the Board of Directors

The Board of Directors proposes to the Annual Meeting that the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan be approved.

7.	Advisory vote on executive compensation

Proposal of the Board of Directors

The Board of Directors proposes to the Annual Meeting to approve an advisory resolution approving the compensation of Garmin’s Named Executive Officers, as disclosed in Garmin’s proxy statement for the 2011 annual general meeting of shareholders pursuant to the executive compensation disclosure rules promulgated by the Securities and Exchange Commission.

8.	Advisory vote on the frequency of future advisory votes on executive compensation

Proposal of the Board of Directors

The Board of Directors proposes to the Annual Meeting that Garmin shareholders be provided with an advisory resolution on whether the advisory vote on the compensation of Garmin’s named executive officers should occur every one, two or three years.

9.	Such other matters as may properly come before the meeting or any adjournment thereof

Information concerning the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

A proxy card is being sent with this proxy statement to each holder of shares registered in Garmin’s share register with voting rights at the close of business, U.S. Eastern Time, on April 8, 2011. In addition, a proxy card will be sent with this proxy statement to each additional holder of shares who is registered with voting rights in Garmin’s share register as of the close of business, U.S. Eastern Time, on May 23, 2011. Shareholders registered in Garmin’s share register with voting rights as of the close of business, U.S. Eastern Time, on May 23, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.  A shareholder entitled to attend and to vote at the Annual Meeting is entitled to appoint a proxy to attend and vote on each of the proposals described in this proxy statement.

We are pleased to again take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet.  We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our beneficial owners of shares held in “street name” through a broker or other nominee as of April 8, 2011, and we are mailing our proxy materials to shareholders whose shares are held directly in their names with our transfer agent, Computershare Trust Company, N.A. as of May 23, 2011, and to participants in the Garmin International, Inc. 401(k) and Pension Plan with a beneficial interest in our shares as of April 8, 2011.  We believe these rules allow us to provide our shareholders with the information they need, while lowering costs of delivery and reducing the environmental impact of our Annual Meeting. Garmin’s 2010 Annual Report which contains the consolidated financial statements of Garmin for the fiscal year ended December 25, 2010, the statutory financial statements of Garmin for the fiscal year ended December 25, 2010 and the Auditor’s Report, is available in the Investor Relations section of Garmin’s website www.garmin.com and will also be available for physical inspection by the shareholders at Garmin’s registered office at Vorstadt 40/42, 8200 Schaffhausen, Switzerland, as of May 13, 2011. Copies of the 2010 Annual Report may also be obtained without charge by contacting Garmin’s Investor Relations department at +1 (913) 397-8200.

If you received the Notice, you can access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials by mail.  Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found in the Notice.

Please vote your shares regardless of whether you plan to attend the Annual Meeting. If you received these proxy materials through the mail, please use the enclosed Proxy Card to direct the vote of your shares, regardless of whether you plan to attend the Annual Meeting. Please date the Proxy Card, sign it and promptly return it in the enclosed envelope, which requires no postage if mailed in the United States, or you may vote by Internet or telephone using the instructions provided on the Proxy Card. If you received the Notice and reviewed the proxy materials on the Internet, please follow the instructions included in the Notice.

Any shareholder who may need special assistance or accommodation to participate in the Annual Meeting because of a disability should contact Garmin’s Corporate Secretary at the above address or call +1 (913) 440-1355.  To provide Garmin sufficient time to arrange for reasonable assistance, please submit all such requests by May 30, 2011.

By Order of the Board of Directors,

April 21, 2011	Andrew R. Etkind
Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting to be Held on June 3, 2011

This Proxy Statement and our 2010 Annual Report are available at
http://materials.proxyvote.com/H2906T

Garmin Ltd.
Vorstadt 40/42
8200 Schaffhausen
Switzerland

PROXY STATEMENT
Table of Contents

PROXY STATEMENT	2

INFORMATION CONCERNING SOLICITATION AND VOTING	2

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

PROPOSAL ONE – Approval of Garmin’s 2010 Annual Report, including the consolidated financial statements of Garmin for the fiscal year ended December 25, 2010 and the statutory financial statements of Garmin for the fiscal year ended December 25, 2010 and acknowledgment of the Auditor’s Report	8

PROPOSAL TWO – Discharge of the members of the Board and the executive officers from liability for the fiscal year ended December 25, 2010	9

PROPOSAL THREE – Election of two directors	9

THE BOARD OF DIRECTORS	10

Information about present directors	10
Board Leadership Structure and Role in Risk Oversight	12
Shareholder Communications with Directors	15
Compensation Committee Interlocks and Insider Participation; Certain Relationships	15
Non-Management Director Compensation	15

PROPOSAL FOUR: Ratification of the appointment of Ernst & Young LLP as Garmin’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011 and re-election of Ernst & Young Ltd. as Garmin’s statutory auditor for the fiscal year ending December 31, 2011	17

PROPOSAL FIVE: Appropriation of Available Earnings and payment of a cash dividend in the aggregate amount of $2.00 per share out of Garmin’s general reserve from capital contribution in four installments	18

PROPOSAL SIX: Approval of the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan	19

PROPOSAL SEVEN: Advisory vote on executive compensation	25

PROPOSAL EIGHT: Advisory vote on the frequency of the executive compensation advisory vote	25

AUDIT MATTERS	26

EXECUTIVE COMPENSATION MATTERS	28

SHAREHOLDER PROPOSALS	40

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	40

HOUSEHOLDING OF ANNUAL MEETING MATERIALS FOR BROKER CUSTOMERS	40

OTHER MATTERS	40

APPENDIX A – Form of Proxies	A-1

SCHEDULE 1 – Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan	B-1

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (“Board”) of Garmin Ltd., a Swiss company (“Garmin” or the “Company” ), for use at the Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., U.S. Central Time, on Friday, June 3, 2011, at the Ritz Charles, 9000 West 137th Street, Overland Park, Kansas, 66221, USA and at any adjournment(s) or postponement(s) thereof for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. This Proxy Statement and the accompanying proxy card are first being furnished to shareholders on or about April 21, 2011.

INFORMATION CONCERNING SOLICITATION AND VOTING

 We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our beneficial owners of shares held in “street name” through a broker or other nominee (“Broker Customers”), and we are mailing our proxy materials to shareholders whose shares are held directly in their names with our transfer agent, Computershare Trust Company, N.A. (“Record Holders”), and to participants in the Garmin International, Inc. 401(k) and Pension Plan with a beneficial interest in our shares (“Plan Participants”).

Proposals

At the Annual Meeting, the Garmin Board intends to ask you to vote on:

1.
Approval of Garmin’s 2010 Annual Report, which includes the consolidated financial statements of Garmin for the fiscal year ended December 25, 2010, the statutory financial statements of Garmin for the fiscal year ended December 25, 2010 and acknowledgment of the Auditor’s Report;

2.	Discharge of the members of the Board and the executive officers from liability for the fiscal year ended December 25, 2010;

3.	Election of two directors;

4.
Ratification of the appointment of Ernst & Young LLP as Garmin’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011 and re-election of Ernst & Young Ltd. as Garmin’s statutory auditor for the fiscal year ending December 31, 2011;

5.
Approval of the appropriation of available earnings and the payment of a cash dividend in the aggregate amount of $2.00 per share out of Garmin’s general reserve from capital contribution in four installments;

6.	Approval of the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan;

7.
Advisory vote on the compensation of Garmin’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement;

8.	Advisory vote on whether future advisory votes on the compensation of Garmin’s Named Executive Officers should occur every one, two or three years; and

9.	Such other matters as may properly come before the meeting.

Shareholders Entitled to Vote

April 8, 2011 is the record date (the “Record Date”) for the Annual Meeting.  On the Record Date there were _____________ shares outstanding and entitled to vote at the Annual Meeting.  Shareholders registered in our share register at the close of business, U.S. Eastern Time, on the Record Date are entitled to vote at the Annual Meeting, except as provided below.  Any additional shareholders who are registered in Garmin’s share register on May 23, 2011 will receive a copy of the proxy materials after May 23, 2011 and are entitled to attend and vote, or grant proxies to vote, at the Annual Meeting. Shareholders not registered in Garmin’s share register as of May 23, 2011, will not be entitled to attend, vote or grant proxies to vote at, the Annual Meeting.  No shareholder will be entered in Garmin’s share register as a shareholder with voting rights between the close of business on May 23, 2011 and the opening of business on the day following the Annual Meeting. Computershare Trust Company, N.A., which maintains Garmin’s share register will, however, continue to register transfers of Garmin’ shares in the share register in its capacity as transfer agent during this period. Shareholders who are registered in Garmin's share register on May 23, 2011 but have sold their shares before the meeting date are not entitled to attend, vote or grant proxies to vote at, the Annual Meeting.

Solicitation of Proxies

The cost of soliciting proxies will be borne by Garmin. In addition to soliciting shareholders by mail and through its regular employees not specifically engaged or compensated for that purpose, Garmin will request banks and brokers, and other custodians, nominees and fiduciaries to solicit their customers who have shares of Garmin registered in the names of such persons and, if requested, will reimburse them for their reasonable, out-of-pocket costs. Garmin may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Voting

Each shareholder is entitled to one vote on each proposal presented in this Proxy Statement for each share held.  There is no cumulative voting in the election of directors. The required presence quorum for the transaction of business at the Annual Meeting is the presence in person or by proxy of shareholders holding not less than a majority of the shares entitled to vote at the meeting with abstentions, invalid ballots and broker non-votes regarded as present for purposes of establishing the quorum.

A shareholder who purchases shares from a registered holder after the Record Date but before May 23, 2011, and who wishes to vote his or her shares at the Annual Meeting must ask to be registered as a shareholder with respect to such shares in our share register prior to May 23, 2011. Registered holders of our shares (as opposed to beneficial shareholders) on May 23, 2011 who sell their shares prior to the Annual Meeting will not be entitled to vote those shares at the Annual Meeting.

Each of the proposals requires the affirmative vote of a majority of the share votes cast (in person or by proxy) at the Annual Meeting, excluding unmarked, invalid and non-exercisable votes and abstentions.

The votes of any member of our Board or any of our executive officers will not be counted toward the proposal to discharge the members of the Board and the executive officers from liability for the fiscal year ended December 25, 2010.

Shareholder ratification of the appointment of Ernst & Young LLP as Garmin’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011 is not legally required, but your views are important to the Audit Committee and the Board.  If shareholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee will reconsider the appointment of Ernst & Young LLP as Garmin’s independent auditor.

The proposals relating to the advisory vote on executive compensation and the advisory vote on the frequency of the executive compensation advisory vote are advisory and non-binding on Garmin. However, the compensation committee of our Board will review voting results on these proposals and will give consideration to such voting.

The proposal relating to the frequency of the executive compensation advisory vote provides for three possible options, i.e., an advisory vote every one, two or three years. If there is not an option that receives more votes than the other two options taken together, the compensation committee of our Board will consider the option that receives the highest number of votes cast by shareholders to be the option that has been selected by shareholders.

Abstentions and Broker Non-Votes

Pursuant to Garmin’s Articles of Association and Swiss law, (i) shares represented at the Annual Meeting which are not voted on any matter, and (ii) shares which are represented by “broker non-votes” (i.e., shares held by brokers or nominees which are represented at the Annual Meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) are not included in the determination of the shares voting on such matter. Therefore, shares represented at the Annual Meeting which are not voted on any matter and shares represented by “broker non-votes” will not be counted toward the determination of the majority required to approve the proposals submitted to the Annual Meeting and, therefore, will not have the effect of a vote against such proposals..

Although brokers have discretionary authority to vote shares of Broker Customers on “routine” matters, they do not have authority to vote shares of Broker Customers on “non-routine” matters under New York Stock Exchange (“NYSE”) rules. We believe that the following proposals to be voted on at the Annual Meeting will be considered to be “non-routine” under NYSE rules and, therefore, brokers will not be able to vote shares owned by Broker Customers with respect to these proposals unless the broker receives instructions from such customers: Proposal No. 3 (election of two directors); Proposal No. 5b (payment of a cash dividend); Proposal No. 6 (Approval of the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan); Proposal No. 7 (Advisory resolution to approve the compensation of Garmin’s Named Executive Officers); and Proposal No. 8 (Advisory vote on the frequency of future advisory votes on the compensation of Garmin’s Named Executive Officers).

How Shareholders Vote

Shareholders, Plan Participants and Broker Customers may vote (or in the case of Plan Participants, may direct the trustee of the Garmin International, Inc. 401(k) and Pension Plan to vote) their shares as follows:

Shares of Record

Shareholders may only vote their shares if they or their proxies are present at the Annual Meeting. Shareholders may appoint Garmin (as corporate proxy) as their proxy or, if you are a registered shareholder, you may as an alternative appoint as your proxy the independent representative, Ms. Victoria Westerhaus, Attorney-at-Law, Stinson Morrison Hecker LLP, 1201 Walnut Street, Suite 2800, Kansas City, MO 64106-2150, USA to vote your shares by checking the appropriate box on the enclosed proxy card. Garmin, as corporate proxy, and the independent representative will vote all shares for which they are the proxy as specified by the shareholders on the Proxy Cards. A shareholder desiring to name as proxy someone other than Garmin or the independent representative may do so by crossing out the names of Garmin and the independent representative on the Proxy Card and inserting the full name of such other person. In that case, the shareholder must sign the Proxy Card and deliver it to the person named, and the person named must be present and vote at the Annual Meeting.

Shares owned by shareholders who have timely submitted a properly executed Proxy Card and specifically indicated their votes will be voted as indicated. Shares owned by shareholders who have timely submitted a properly executed Proxy Card and have not specifically indicated their votes (irrespective of whether a proxy has been granted to Garmin or the independent representative or neither is specified) will be voted in the manner recommended by the Board of Directors. If new proposals (other than those on the agenda for the Annual Meeting) are put forth before the Annual Meeting, Garmin will vote in accordance with the position of the Board of Directors and the independent representative will abstain from voting on such new proposals. Any Proxy Card marked to grant a proxy to both Garmin and the independent representative will be counted as a proxy granted to Garmin only. Any timely submitted and properly executed Proxy Card without indication of a representative will be counted as a proxy granted to Garmin.

We urge you to return your proxy card by the close of business, U.S. Central Time on June 2, 2011 to ensure that your proxy is timely submitted.

Proxy Holders of Deposited Shares:

Institutions subject to the Swiss Federal Law on Banks and Savings Banks and professional asset managers who hold proxies for beneficial owners who did not grant proxies to Garmin or the independent representative are requested to inform Garmin of the number and par value of the registered shares they represent as soon as possible, but no later than 9:30 a.m., U.S. Central Time on June 3, 2011 at the admission table for the Annual Meeting.

Shares Held Under the 401(k) Plan

On the voting instructions card, Plan Participants may instruct the trustee of our 401(k) Plan how to vote the shares allocated to their respective participant accounts. The trustee will vote all allocated shares accordingly. Shares for which inadequate or no voting instructions are received generally will be voted by the trustee in the same proportion as those shares for which instructions were actually received from Plan Participants. The trustee of our 401(k) Plan may vote shares allocated to the accounts of the 401(k) Plan participants either in person or through a proxy.

Shares Held Through a Broker or Other Nominee

Each broker or nominee must solicit from the Broker Customers directions on how to vote the shares, and the broker or nominee must then vote such shares in accordance with such directions. Brokers or nominees are to forward the Notice to the Broker Customers, at the reasonable expense of Garmin if the broker or nominee requests reimbursement. See “Abstentions and Broker Non-Votes”.

Revoking Proxy Authorizations or Instructions

Until the polls close (or in the case of Plan Participants, until the trustee of the 401(k) Plan votes), votes of Record Holders and voting instructions of Plan Participants may be recast with a later-dated, properly executed and delivered Proxy Card or, in the case of Plan Participants, a voting instruction card. Otherwise, shareholders may not revoke a vote, unless: (a) in the case of a Record Holder, the Record Holder either (i) attends the Annual Meeting and casts a ballot at the meeting or (ii) delivers a written revocation to the Corporate Secretary of Garmin at any time before the Chairman of the Annual Meeting closes the polls; (b) in the case of a Plan Participant, the revocation procedures of the trustee of the 401(k) Plan are followed; or (c) in the case of a Broker Customer, the revocation procedures of the broker or nominee are followed.

Attendance and Voting in Person at the Annual Meeting

Attendance at the Annual Meeting is limited to Record Holders or their properly appointed proxies, beneficial owners of shares having evidence of such ownership, and guests of Garmin. Plan Participants and Broker Customers, absent special direction to Garmin from the respective 401(k) Plan trustee, broker or nominee, may only vote by instructing the trustee, broker or nominee and may not cast a ballot at the Annual Meeting. Record Holders may vote by casting a ballot at the Annual Meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 8, 2011, Garmin had outstanding _______________ shares. The following table contains information as of April 8, 2011 concerning the beneficial ownership of shares by: (i) beneficial owners of shares who have publicly filed a report acknowledging ownership of more than 5% of the number of outstanding shares; (ii) the directors and the executive officers who are named in the Summary Compensation Table; and (iii) all of the directors and the named executive officers as a group. Beneficial ownership generally means either the sole or shared power to vote or dispose of the shares. Except as otherwise noted, to Garmin’s knowledge the holders listed below have sole voting and dispositive power. No officer or director of Garmin owns any equity securities of any subsidiary of Garmin.

Name and Address	Shares(1)		Percent of Class(2)

AllianceBernstein LP(3)	15,642,595		____	%

Danny J. Bartel Vice President, Worldwide Sales of Garmin International, Inc.	144,729	(4)	*

BlackRock, Inc. (5)	9,745,081		____	%

Gene M. Betts Director	17,916	(6)	*

Gary L. Burrell(7) Shareholder	29,563,570	(8)	____	%

Donald H. Eller, Ph.D. Director	911,624	(9)	*

Andrew R. Etkind Vice President, General Counsel and Corporate Secretary	129,410	(10)	*

Min H. Kao, Ph.D. (11) Director, Chairman and CEO	44,017,580	(12)	____	%

Ruey-Jeng Kao(13) Shareholder	11,997,962	(14)	____	%

Charles W. Peffer Director	24,449	(15)	*

Clifton A. Pemble Director, President and COO	188,477	(16)	*

Thomas P. Poberezny Director	1,994	(17)	*

Kevin Rauckman Chief Financial Officer and Treasurer	137,313	(18)	*

Directors and Named Executive Officers as a Group (9 persons)	45,573,492	(19)	____	%

 *           Less than 1% of the outstanding shares

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable as of April 8, 2011 or within 60 days of such date are deemed outstanding. The holders may disclaim beneficial ownership of any such shares that are owned by or with family members, trusts or other entities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Garmin’s knowledge, each shareholder named in the table has sole voting power and dispositive power with respect to the shares set forth opposite such shareholder’s name.

(2)	The percentage is based upon the number of shares outstanding as of April 8, 2011 and computed as described in footnote (1) above.
(3)
The information is based on a Schedule 13G dated February 9, 2011 filed by AllianceBernstein LP. According to the Schedule 13G, AllianceBernstein LP’s address is 1345 Avenue of the Americas, New York, NY 10105.

(4)
Mr. Bartel’s beneficial ownership includes 93,000 shares that may be acquired through stock options and stock appreciation rights that are currently exercisable or will become exercisable within 60 days of April 8, 2011 and 142 shares that were purchased for Mr. Bartel’s account in December 2010 as a participant in Garmin’s Employee Stock Purchase Plan.  The number of shares reported includes 1,400 shares held in an account on which Mr. Bartel’s spouse has signing authority, over which Mr. Bartel does not have any voting or dispositive power.  Mr. Bartel disclaims beneficial ownership of those shares held in the account on which his spouse has signing authority.

(5)
The information is based on Amendment No. 1 dated April 9, 2010 to a Schedule 13G dated January 20, 2010 filed by BlackRock, Inc.  According to Amendment No. 1 to the Schedule 13G, BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.

(6)	Mr. Betts’ beneficial ownership includes 14,916 shares that may be acquired through options that are currently exercisable or will become exercisable within 60 days of April 8, 2011.
(7)	Mr. Burrell’s address is c/o Garmin International, Inc., 1200 East 151st Street, Olathe, Kansas 66062.
(8)
The number of shares reported includes 863,570 shares held by a revocable trust established by Mr. Burrell’s wife, over which shares Mr. Burrell does not have any voting or dispositive power. Mr. Burrell disclaims beneficial ownership of these shares owned by his wife’s revocable trust.  The number of shares reported also includes 28,700,000 shares that are held by a revocable trust established by Mr. Burrell, over which shares Mr. Burrell shares voting and dispositive power with his son, Jonathan Burrell, who is Mr. Burrell’s attorney-in-fact.

(9)	Dr. Eller’s beneficial ownership includes 23,626 shares that may be acquired through options that are currently exercisable or will become exercisable within 60 days of April 8, 2011.
(10)
Mr. Etkind’s beneficial ownership includes 113,000 shares that may be acquired through stock options and stock appreciation rights that are currently exercisable or will become exercisable within 60 days of April 8, 2011.

(11)	Dr. Kao’s address is c/o Garmin International, Inc., 1200 East 151st Street, Olathe, Kansas 66062.
(12)
Of the 44,017,580 shares, (i) 10,366,188 shares are held by the Min-Hwan Kao Revocable Trust 9/28/95, over which Dr. Kao has sole voting and dispositive power, (ii) 28,443,568 shares are held by revocable trusts established by Dr. Kao’s children over which Dr. Kao has shared voting and dispositive power, and (iii) 5,207,824 shares are held by a revocable trust established by Dr. Kao’s wife, over which Dr. Kao does not have any voting or dispositive power. Dr. Kao disclaims beneficial ownership of those shares owned by the revocable trust established by his wife and by the revocable trusts established by his children.

(13)	Mr. Kao’s address is c/o Fortune Land Law Offices, 8th Floor, 132, Hsinyi Road, Section 3, Taipei, Taiwan.
(14)
The 11,997,962 shares are held by Karuna Resources Ltd.  Mr. Kao owns 100% of the voting power of Karuna Resources Ltd.  Mr. Kao is the brother of Dr. Min Kao.  The information is based on Amendment No. 6 dated February 11, 2011 to a Schedule 13G dated February 9, 2001.

(15)	Mr. Peffer’s beneficial ownership includes 20,849 shares that may be acquired through options that are currently exercisable or will become exercisable within 60 days of April 8, 2011.
(16)
Mr. Pemble’s beneficial ownership includes 171,000 shares that may be acquired through stock options and stock appreciation rights that are currently exercisable or will become exercisable within 60 days of April 8, 2011.

(17)	Mr. Poberezny’s beneficial ownership constitutes 1,994 shares that may be acquired through options that are currently exercisable or will become exercisable within 60 days of April 8, 2011.
(18)
Mr. Rauckman’s beneficial ownership includes 124,000 shares that may be acquired through stock options and stock appreciation rights that are currently exercisable or will become exercisable within 60 days of April 8, 2011 and 520 shares that were purchased for Mr. Rauckman’s account in December 2010 as a participant in Garmin’s Employee Stock Purchase Plan.  The number of shares reported includes 5,100 shares held by a revocable trust established by Mr. Rauckman’s wife, over which Mr. Rauckman does not have any voting or dispositive power, and 300 shares held by revocable trusts established by his children. Mr. Rauckman disclaims beneficial ownership of these shares owned by the revocable trusts established by his wife and children.

(19)
The number includes 562,385 shares that may be acquired through stock options and stock appreciation rights that are currently exercisable or will become exercisable within 60 days of April 8, 2011. Individuals in the group have disclaimed beneficial ownership as to a total of 34,521,762 of the shares listed.

PROPOSAL ONE – Approval of Garmin’s 2010 Annual Report, including the consolidated financial statements of Garmin for the fiscal year ended December 25, 2010 and the statutory financial statements of Garmin for the fiscal year ended December 25, 2010 and acknowledgment of the Auditor’s Report

The consolidated financial statements of Garmin for the fiscal year ended December 25, 2010 and the Swiss statutory financial statements of Garmin for the fiscal year ended December 25, 2010 are contained in the 2010 Annual Report of Garmin which was mailed to all registered shareholders with this proxy statement. A copy of this Annual Report is available in the Investor Relations section of Garmin’s website at www.garmin.com. The 2010 Annual Report also contains the reports of Ernst & Young Ltd., Garmin’s auditors pursuant to the Swiss Code of Obligations, and information on our business activities and financial situation.

Under Swiss law, the 2010 Annual Report and the consolidated financial statements and Swiss statutory financial statements must be submitted to shareholders for approval at each annual general meeting.

Ernst & Young Ltd., as Garmin’s statutory auditor, has issued a recommendation to the Annual General Meeting that the statutory financial statements of Garmin for the fiscal year ended December 25, 2010 be approved. As Garmin’s statutory auditor, Ernst & Young Ltd. has expressed its opinion that such statutory financial statements comply with Swiss law and Garmin’s Articles of Association.

Ernst & Young Ltd. has also issued a recommendation to the Annual Meeting that the consolidated financial statements of Garmin for the fiscal year ended December 25, 2010 be approved. As Garmin’s statutory auditor, Ernst & Young Ltd. has expressed its opinion that such consolidated financial statements present fairly, in all material respects, the financial position of Garmin, the results of operations and the cash flows in accordance with  accounting principles generally accepted in the United States (US GAAP) and comply with Swiss law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE 2010 ANNUAL REPORT, THE CONSOLIDATED FINANCIAL STATEMENTS OF GARMIN FOR THE FISCAL YEAR ENDED DECEMBER 25, 2010 AND THE STATUTORY FINANCIAL STATEMENTS OF GARMIN FOR THE FISCAL YEAR ENDED DECEMBER 25, 2010 AND ACKNOWLEDGMENT OF THE AUDITOR’S REPORT.

PROPOSAL TWO – Discharge of the members of the Board and the executive officers from liability for the fiscal year ended December 25, 2010

Unlike the position in the United States, pursuant to Art. 752-761 of the Swiss Code of Obligations (“SCO”), directors and officers of a Swiss company are personally liable not only to the company, but also to each shareholder and to the company’s creditors for any loss or damage caused by an intentional or negligent violation of their duties. Accordingly, in accordance with Article 698, subsection 2, item 5 of the SCO it is customary for Swiss companies to request shareholders at the annual general meeting to discharge the members of the board of directors and executive officers from personal liability for their activities during the preceding fiscal year. This discharge is only effective with respect to facts that have been disclosed to shareholders and only binds shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge that shareholders have approved this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DISCHARGE OF THE MEMBERS OF THE BOARD AND THE EXECUTIVE OFFICERS FROM LIABILITY FOR THE FISCAL YEAR ENDED DECEMBER 25, 2010

PROPOSAL THREE – Election of two directors

Garmin’s Articles of Association classify Garmin’s Board of Directors into three classes and stagger the three year terms of each class to expire in consecutive years.

Garmin’s nominees for election at this Annual Meeting are Donald H. Eller and Clifton A. Pemble.  Dr. Eller and Mr. Pemble are being nominated as Class II directors to hold office for a three-year term expiring at the annual general meeting in 2014.

References to the length of time during which (and, in the case of persons who are employees of Garmin, the positions in which they have served) the nominees for election and the existing directors have served as directors and/or employees of Garmin in their biographies included in this section of this Proxy Statement refer to their service as directors and/or officers of both (i) Garmin Ltd., a Cayman Islands company (“Garmin Cayman”) which was the ultimate parent holding company of the Garmin group of companies until June 27, 2010 and (ii) Garmin Ltd., a Swiss company, which became the ultimate parent holding company of the Garmin group of companies on June 27, 2010 pursuant to a scheme of arrangement under Cayman Islands law that was approved by the shareholders of Garmin Cayman on May 20, 2010.

Dr. Eller and Mr. Pemble are currently directors of Garmin, having each been elected at the annual general meeting in 2008 for a term expiring on the date of this Annual Meeting.  Dr. Eller and Mr. Pemble have each indicated that they are willing and able to continue serving as directors if elected and have consented to being named as nominees in this Proxy Statement. If either or both of these nominees should for any reason become unavailable for election, Garmin, as corporate proxy, will vote for such other nominee as may be proposed by the Board of Directors and the independent representative will refrain from voting.

Donald H. Eller, age 68, has served as a director of Garmin since March 2001. Dr. Eller has been a private investor since January 1997. From September 1979 to November 1982 he served as the Manager of Navigation System Design for a division of Magnavox Corporation. From January 1984 to December 1996 he served as a consultant on Global Positioning Systems and other navigation technology to various U.S. military agencies and U.S. and foreign corporations. Dr. Eller holds B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of Texas. Dr. Eller has not been a member of the Board of Directors of any other entity during the last five years. The Board of Directors has concluded that Dr. Eller should continue to serve as a director of Garmin because: (1) his significant experience in the navigation and GPS fields provides the Board of Directors with valuable experience in the technology utilized by Garmin and its potential applications; (2) he meets the requirements to be an independent director as defined in the listing standards for the NASDAQ Global Select Market; and (3) he satisfies the general criteria described below under “Nominating and Corporate Governance Committee”.

Clifton A. Pemble, age 45, has served as a director of Garmin since August 2004 and has been President and Chief Operating Officer of Garmin since October 2007. He has served as a director and officer of various subsidiaries of Garmin since August 2003. He has been President and Chief Operating Officer of Garmin International, Inc. since October 2007.  Previously, he was Vice President, Engineering of Garmin International, Inc. from 2005 to October 2007, Director of Engineering of Garmin International, Inc. from 2003 to 2005, Software Engineering Manager of Garmin International, Inc. from 1995 to 2002, and a Software Engineer with Garmin International, Inc. from 1989 to 1995. Garmin International, Inc. is a subsidiary of Garmin. Mr. Pemble holds BA degrees in Mathematics and Computer Science from MidAmerica Nazarene University. Mr. Pemble has not been a member of the Board of Directors of any entity other than Garmin and various subsidiaries of Garmin during the last five years.  The Board of Directors has concluded that Mr. Pemble should continue to serve as a director of Garmin because: (1) he has served Garmin and its various operating subsidiaries in many important roles for over 20 years; (2) he has a high level of relevant technical and business knowledge and experience; (3) he has a keen understanding of Garmin’s vision and values; and (4) he satisfies the general criteria described below under “Nominating and Corporate Governance Committee”.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

THE BOARD OF DIRECTORS

Information about present directors

In addition to the Board nominees who are described under Proposal Three – Election of Two Directors, the following individuals are also on Garmin’s Board, for a term ending on the date of the annual general meeting of shareholders in the year indicated.

Directors Serving Until the Annual General Meeting in 2012

Min H. Kao, age 62, has served as Chairman of Garmin since August 2004 and was previously Co-Chairman of Garmin from August 2000 to August 2004. He has served as Chief Executive Officer of Garmin since August 2002 and previously served as Co-Chief Executive Officer from August 2000 to August 2002. Dr. Kao has served as a director and officer of various subsidiaries of Garmin since August 1990. Dr. Kao holds Ph.D. and MS degrees in Electrical Engineering from the University of Tennessee and a BS degree in Electrical Engineering from National Taiwan University. Dr. Kao has not been a member of the Board of Directors of any entity other than Garmin and various subsidiaries of Garmin during the last five years. The Board of Directors has concluded that Dr. Kao should continue to serve as a director of Garmin because: (1) he is one of the co-founders of Garmin and its various subsidiaries and continues to serve Garmin as its Chairman and Chief Executive Officer; (2) he has a high level of relevant technical and business knowledge and experience; (3) he is uniquely positioned to understand and communicate Garmin’s vision and values; and (4) he satisfies the general criteria described below under “Nominating and Corporate Governance Committee”.

Charles W. Peffer, age 63, has been a director of Garmin since August 2004. Mr. Peffer was a partner in KPMG LLP and its predecessor firms from 1979 to 2002 when he retired. He served in KPMG’s Kansas City office as Partner in Charge of Audit from 1986 to 1993 and as Managing Partner from 1993 to 2000. Mr. Peffer is a director of NPC International, Inc., Sensata Technologies Holding N.V. and of the Commerce Funds, a family of seven mutual funds.  Aside from these entities, Mr. Peffer has not been a member of the Board of Directors of any other entity during the last five years. The Board of Directors has concluded that Mr. Peffer should continue to serve as a director of Garmin because: (1) his significant experience with KPMG and its predecessor firms gives him strong qualifications to be a member of the Audit Committee of the Board of Directors, and he qualifies as an “audit committee financial expert” as defined by the SEC regulations implementing Section 407 of the Sarbanes-Oxley Act of 2002; (2) he meets the requirements to be an independent director as defined in the listing standards for the NASDAQ Global Select Market; and (3) he satisfies the general criteria described below under “Nominating and Corporate Governance Committee”.

Directors Serving Until the Annual General Meeting in 2013

Gene M. Betts, age 58, has been a director of Garmin since March 2001.  Mr. Betts was the Chief Financial Officer of Embarq Corporation from August 2005 to November 2009.  He previously served as Senior Vice President – Finance and Treasurer of Sprint Corporation from 1998 until August 2005.  Mr. Betts is a Certified Public Accountant. Prior to joining Sprint he was a partner in Arthur Young & Co. (now Ernst & Young). Mr. Betts is a director of seven registered investment companies in the Buffalo Funds complex.  Aside from these entities, Mr. Betts has not been a member of the Board of Directors of any other company during the last five years. The Board of Directors concluded that Mr. Betts should continue to serve as a director of Garmin because: (1) he has many years of experience as a senior executive of two large corporations; (2) he qualifies as an “audit committee financial expert” as defined by the SEC regulations implementing Section 407 of the Sarbanes-Oxley Act of 2002; (3) he meets the requirements to be an independent director as defined in the listing standards for the NASDAQ Global Select Market; and (4) he satisfies the general criteria described below under “Nominating and Corporate Governance Committee”.

Thomas P. Poberezny, age 64, has been a director of Garmin since May 2010. Mr. Poberezny has been Chairman of the Experimental Aircraft Association, Inc. (“EAA”) since 2009 and also served as President of the EAA from 1989 to 2010. The EAA is a non-profit corporation with approximately 160,000 members. The EAA’s mission is to promote and grow general aviation while facilitating innovation. As part of its activities, the EAA organizes the annual EAA AirVenture at Oshkosh, Wisconsin, one of the world’s largest aviation events.  Mr. Poberezny has been Chairman of EAA AirVenture since 1975.  Mr. Poberezny holds a bachelor’s degree in Industrial Engineering from Northwestern University and also received an honorary degree from the Milwaukee School of Engineering.  Mr. Poberezny is an experienced pilot and was the 1973 U.S. Aerobatic Champion and was a member of the 1970-1972 Aerobatic Teams that represented the United States in world competitions. Mr. Poberezny was also a pilot member of the Red Devils/Eagles Aerobatic Team from 1971 to 1995.  Mr. Poberezny was a member of the board of directors of the Oshkosh branch of US Bank from 1985 to 2006. The Board of Directors has concluded that Mr. Poberezny should continue to serve as a director of Garmin because: (1) his significant experience and relationships in the field of general aviation provide the Board of Directors and Garmin with valuable experience and contacts in one of Garmin’s principal business segments; (2) his 20 years of  experience as President (and currently as Chairman of the Board) of the EAA, an organization with approximately 200 employees, has provided him with significant hands-on experience as a chief executive; (3) he meets the requirements to be an independent director as defined in the listing standards for the NASDAQ Global Select Market; and (4) he satisfies the general criteria described below under “Nominating and Corporate Governance Committee”.

Director Independence

The Board of Directors has determined that Messrs. Betts, Eller, Peffer and Poberezny, who constitute a majority of the Board, are independent directors as defined in the listing standards for the NASDAQ Global Select Market.

Board of Directors Meetings and Standing Committee Meetings

Meetings

The Board of Directors held six meetings and took action by unanimous written consent thirteen times during the fiscal year ended December 25, 2010.  Four executive sessions of the independent directors were held in 2010. The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Nominating Committee”). During the 2010 fiscal year, the Audit Committee held four meetings and took action by unanimous written consent once, the Compensation Committee held four meetings and took action by unanimous written consent once, and the Nominating Committee held two meetings. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees on which such director served. It is Garmin’s policy to encourage directors to attend Garmin’s annual general meeting. Five of the six directors of Garmin attended the 2010 annual general meeting.

Audit Committee

Messrs. Peffer (Chairman), Betts and Poberezny serve as the members of the Audit Committee.  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on Garmin’s website at www.garmin.com. The functions of the Audit Committee include overseeing Garmin’s financial reporting processes on behalf of the Board, and appointing, and approving the fee arrangement with Ernst & Young LLP, Garmin’s independent registered public accounting firm and Ernst & Young Ltd., Garmin’s statutory auditor. The Board of Directors has determined that Mr. Betts and Mr. Peffer are “audit committee financial experts” as defined by the SEC regulations implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that all the members of the Audit Committee are independent (as defined by the listing standards of the NASDAQ Global Stock Market).

Compensation Committee

Messrs. Betts (Chairman), Eller, Peffer and Poberezny serve as the members of the Compensation Committee. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on Garmin’s website at www.garmin.com. The primary responsibilities of the Compensation Committee are to (a) review, approve and oversee Garmin’s compensation programs, objectives and policies for senior executives, (b) ensure that Garmin’s compensation programs and practices are effective in attracting, retaining and motivating highly qualified executives, (c) determine the Chief Executive Officer’s compensation level and the components and structure of his compensation package, (d) recommend to the Board the respective compensation levels of the other principal senior officers and the components and structure of their compensation packages, (e) review and approve any employment, change of control or severance agreements with the Chief Executive Officer and other principal senior officers, (f) review and approve executive compensation disclosures made in Garmin’s proxy statements, (g) recommend to the Board any changes in the amount, components and structure of compensation paid to non-employee directors, (h) serve as the Committee administering Garmin’s equity-based incentive plans, and (i) annually review with management succession plans for all principal senior officers. The Board of Directors has determined that all the members of the Compensation Committee are independent (as defined by the listing standards of the NASDAQ Global Select Stock Market). The processes and procedures for considering and determining executive compensation, including the Compensation Committee’s authority and role in the process, its delegation of authority to others, and the roles of Garmin executives and third-party executive compensation consultants in making decisions or recommendations on executive compensation, are described in “Executive Compensation Matters – Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

Messrs. Betts, Eller (Chairman), Peffer and Poberezny serve as the members of the Nominating Committee. The Board of Directors has adopted a written charter for the Nominating Committee.  A copy of the Nominating Committee Charter is available on Garmin’s website at www.garmin.com. The primary responsibilities of the Nominating Committee are to (a) evaluate the composition, size, role and functions of the Board and its committees to oversee the business of Garmin, (b) determine director selection criteria, (c) recommend and evaluate nominees for election to the Board, (d) advise the Board on committee appointments and removals, (e) evaluate the financial literacy of the Audit Committee members, (f) evaluate the independence of director nominees and Board members under applicable laws, regulations and stock exchange listing standards, (g) create and implement a process for the Board to annually evaluate its performance, and (h) recommend to the Board Corporate Governance Guidelines and review such Guidelines periodically.  The Board of Directors has determined that all the members of the Nominating Committee are independent (as defined by the listing standards of the NASDAQ Global Select Stock Market).

In selecting candidates for nomination at the annual meeting of Garmin’s shareholders, the Nominating Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board. The Nominating Committee is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving the Board the familiarity and insight into Garmin’s affairs that its directors have accumulated during their tenure, while contributing to their work as a collective body. Accordingly, it is the policy of the Nominating Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Nominating Committee’s criteria for membership on the Board, whom the Nominating Committee believes will continue to make a valuable contribution to the Board and who consent to stand for reelection and, if reelected, to continue their service on the Board. If there are Board vacancies and the Nominating Committee does not re-nominate a qualified incumbent, the Nominating Committee will consider and evaluate director candidates recommended by the Board, members of the Nominating Committee, management and any shareholder owning one percent or more of Garmin’s outstanding shares.

The Nominating Committee will use the same criteria to evaluate all director candidates, whether recommended by the Board, members of the Nominating Committee, management or a one percent shareholder. A shareholder owning one percent or more of Garmin’s outstanding shares may recommend director candidates for consideration by the Nominating Committee by writing to the Company Secretary, by facsimile at +41 52 620 3812 or by mail at Garmin Ltd., Vorstadt 40/42, 8200 Schaffhausen, Switzerland.  The recommendation must contain the proposed candidate’s name, address, biographical data, a description of the proposed candidate’s business experience, a description of the proposed candidate’s qualifications for consideration as a director, a representation that the nominating shareholder is a beneficial or record owner of one percent or more of Garmin’s outstanding shares (based on the number of outstanding shares reported on the cover page of Garmin’s most recently filed Annual Report on Form 10-K) and a statement of the number of Garmin shares owned by such shareholder. The recommendation must also be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director of Garmin if nominated and elected. A shareholder may not recommend him or herself as a director candidate.

The Nominating Committee requires that a majority of Garmin’s directors be independent and that any independent director candidate meet the definition of an independent director under the listing standards of the NASDAQ Global Select Stock Market. The Nominating Committee also requires that at least one independent director qualify as an audit committee financial expert. The Nominating Committee also requires that an independent director candidate should have either (a) at least ten years experience at a policy-making level or other level with significant decision-making responsibility in an organization or institution or (b) a high level of technical knowledge or business experience relevant to the Garmin’s technology or industry. In addition, the Nominating Committee requires that an independent director candidate have such financial expertise, character, integrity, ethical standards, interpersonal skills and time to devote to Board matters as would reasonably be considered to be appropriate in order for the director to carry out his or her duties as a director.

In evaluating a director candidate (including the nomination of an incumbent director), the Nominating Committee considers, among other things, whether the candidate meets the Nominating Committee’s requirements for independent director candidates, if applicable. The Nominating Committee also considers a director candidate’s skills and experience in the context of the perceived needs of the Board at the time of consideration, and whether a diversity of skills and experience would be beneficial at the time. Additionally, in recommending an incumbent director for re-election, the Nominating Committee considers the nominee’s prior service to Garmin’s Board and continued commitment to service on the Board. Garmin does not have a formal policy regarding diversity among director candidates.

Board Leadership Structure and Role in Risk Oversight

Dr. Kao is the Chief Executive Officer of Garmin and the Chairman of the Board of Directors.  Garmin does not have a lead independent director.  Instead, all of the independent directors play an active role on the Board of Directors.  The independent directors make up a majority of Garmin’s Board of Directors, and a majority of the independent directors are or have been leaders in industry with a history of exercising critical thought and sound judgment.  The Board of Directors believes this Board leadership structure is appropriate because Dr. Kao is a co-founder of Garmin, which gives him a unique perspective of the company’s history, vision and values, and because of his significant ownership of Garmin shares, which aligns his interests with those of Garmin’s shareholders.  In addition, the Board of Directors believes that having one person serve as both Chief Executive Officer and Chairman of the Board of Directors demonstrates for our employees, strategic partners, customers and shareholders that Garmin has one clear leader.

The entire Board of Directors performs the risk oversight role.  Garmin’s Chief Executive Officer and President and Chief Operating Officer are members of the Board of Directors, and Garmin’s Chief Financial Officer and its General Counsel regularly attend Board meetings, which helps facilitate discussions regarding risk between the Board of Directors and Garmin’s senior management, as well as the exchange of risk-related information or concerns between the Board of Directors and the senior management.  Further, the independent directors meet in executive session at the majority of the regularly scheduled Board meetings to voice their observations or concerns and to shape the agendas for future Board meetings.

The Board of Directors believes that, with these practices, each director has an equal stake in the Board’s actions and oversight role and equal accountability to Garmin and its shareholders.

Compensation and Risk

Garmin regularly assesses risks related to compensation programs, including our executive compensation programs.  Garmin does not believe that there are any risks arising from Garmin's compensation policies and practices that are reasonably likely to have a material adverse effect on Garmin.

Shareholder Communications with Directors

The Board of Directors has established a process to receive communications from shareholders. Shareholders may communicate with the Board or with any individual director of Garmin by writing to the Board or such individual director in care of Garmin’s Corporate Secretary, by facsimile at +41 52 620 3812 or by mail at Garmin Ltd., Vorstadt 40/42, 8200 Schaffhausen, Switzerland. All such communications must identify the author as a shareholder, state the number of shares owned by the author and state whether the intended recipients are all members of the Board or just certain specified directors. The Company Secretary will make copies of all such communications and send them to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation; Certain Relationships

None of the members of the Compensation Committee is, or has ever been, an officer or employee of Garmin or any of its subsidiaries. During 2010, Garmin had no compensation committee interlocks of the type required to be disclosed by the rules of the SEC.

Garmin has adopted a written policy for the review by the Audit Committee of transactions in which Garmin is a participant and any related person will have a direct or indirect material interest in the transaction.  This policy is generally designed to cover those related party transactions that would be required to be disclosed in a proxy statement, annual report on Form 10-K or registration statement pursuant to Item 404(a) of Regulation S-K.  However, the policy is more encompassing in that the amount involved in a transaction covered by the policy must only exceed $60,000 while disclosure under Item 404(a) is required only if the amount involved exceeds $120,000.  The policy defines the terms "transaction," and "related person" in the same manner as Item 404(a) of Regulation S-K.

If the nature of the timing of a related party transaction is such that it is not practical to obtain advance approval by the Audit Committee, then management may enter into it, subject to ratification by the Audit Committee. If ratification is not subsequently obtained, then management must take all reasonable efforts to cause the related person transaction to be null and void.

The Audit Committee will approve or ratify only those related party transactions that it determines in good faith are in, or are not inconsistent with, the best interests of Garmin and its shareholders.  In making that determination, the Audit Committee shall consider all of the relevant facts and circumstances available to it, including the benefits to Garmin and whether the related party transaction is on terms and conditions comparable to those available in arms-length dealing with an unrelated third party that can provide comparable products or services.

The Audit Committee will also annually review ongoing related party transactions after considering all relevant facts and circumstances.  The Audit Committee will then determine if those transactions should be terminated or modified based on whether it is still in the best interests, or not inconsistent with the best interests, of Garmin and its shareholders.

Non-Management Director Compensation

Each Garmin director, who is not an officer or employee of Garmin or of a subsidiary of Garmin, is compensated for service on the Board and its committees.  The annual director compensation package at Garmin is designed to attract and retain highly-qualified, independent professionals to represent Garmin’s shareholders.

Garmin’s 2010 director compensation package was comprised of cash (annual board and committee chair retainers) and stock option grants.

Each director, who is not an officer or employee of Garmin or its subsidiaries (a “Non-Management Director”), was paid an annual retainer of $50,000.  Each Non-Management Director, who chairs a standing committee of the Board (other than the Audit Committee), also received an annual retainer of $5,000.  The Non-Management Director who chairs the Audit Committee received an annual retainer of $10,000.  In addition, each Non-Management Director was paid $1,500 for each Board meeting convened in person and $500 for attending each Board meeting convened by teleconference.  For each Audit Committee meeting convened in person or by teleconference, each Non-Management Director was paid $1,000.  For each Compensation Committee or Nominating Committee meeting, convened on a separate day from a Board meeting, each Non-Management Director was paid $1,500 for each committee meeting convened in person and $500 for attending each meeting convened by teleconference.  Directors are also reimbursed for reasonable travel expenses for attending Board and Committee meetings.

The Non-Management Directors may also be granted awards, including among others, options to buy shares of Garmin, pursuant to the 2000 Non-Employee Directors’ Option Plan, as amended and restated on June 27, 2010 (the “2000 Non-Employee Directors’ Option Plan”), as determined by the Compensation Committee (as defined in such plan).

Each year at the annual general meeting, each Non-Management Director will automatically be granted an option for a number of shares equal to four times the annual retainer divided by the fair market value of a share on the grant date. If a Non-Management Director first joins the Board at a time other than the annual general meeting, he or she will receive a pro-rata grant for that year.  The option price per share will be 100% of the fair market value of a share on the date of grant based on the closing stock price on that day.  The options vest in equal installments over three years, subject to acceleration in the event the Non-Management Director terminates his or her directorship on the account of death, disability or an involuntary termination within one year after a change in control of Garmin.  These options have a term of 10 years.  Under the 2000 Non-Employee Directors’ Option Plan the Board may adjust from time to time the automatic option grant formula.

Garmin does not have formal stock ownership guidelines for its directors.

Under Taiwan banking practice, the chairman of a company is generally required to personally guarantee the company’s loans and mortgages. During 2010, Dr. Kao, as chairman of Garmin Corporation, a Taiwan subsidiary of Garmin, received compensation from Garmin Corporation in the amount of $52,793 for his personal guarantee of Garmin Corporation’s obligations.

2010 Non-Management Director Compensation

The following table shows the compensation paid to our Non-Management Directors in 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	SAR/Option Awards ($) 1	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Gene Betts	$68,587		$53,795				$122,382

Donald Eller	$71,533		$53,795				$125,328

Thomas McDonnell 2	$6,500						$6,500

Charles Peffer	$72,500		$53,795				$126,295

Thomas Poberezny	$56,772		$53,795				$110,567

1 This column shows the grant date fair value of stock options granted in 2010 to each of the non-management directors.    As of December 25, 2010, Messrs. Betts, Eller, Peffer and Poberezny, respectively, owned 21,790, 30,500, 37,723 and 5,981 outstanding stock option awards.

2 Mr. McDonnell was a director of Garmin until May 20, 2010.

PROPOSAL FOUR – Ratification of the appointment of Ernst & Young LLP as Garmin’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2011 and re-election of Ernst & Young Ltd. as Garmin’s statutory auditor for the fiscal year ending December 31, 2011

Ernst & Young LLP has acted as Garmin’s independent registered public accounting firm since 2000 and has been appointed by the Audit Committee to audit and certify the Garmin’s financial statements for the fiscal year ending December 31, 2011.

Ernst & Young Ltd., Zurich, was elected as Garmin’s statutory auditor for the fiscal year ending December 25, 2010 in connection with the redomestication of Garmin to Switzerland in June 2010. Swiss law requires that our shareholders elect a firm as statutory auditor. The statutory auditor's main task is to audit our consolidated financial statements and parent company financial statements that are required under Swiss law. The Audit Committee and Board propose that Ernst & Young Ltd. be reelected as Garmin’s statutory auditor for the fiscal year ending December 31, 2011.

Representatives of Ernst & Young LLP and Ernst & Young Ltd. will be present at the Annual Meeting.  They will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether to appoint Ernst & Young LLP as the Garmin’s registered independent public accounting firm for the fiscal year ending December 31, 2011.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS GARMIN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM THE FISCAL YEAR ENDING DECEMBER 31, 2011 AND RE-ELECTION OF ERNST & YOUNG LTD. AS GARMIN’S STATUTORY AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL FIVE – Appropriation of available earnings and payment of a cash dividend in the aggregate amount of $2.00 per share out of Garmin’s general reserve from capital contribution in four installments

Under Swiss law, the appropriation of available earnings as set forth in Garmin’s Swiss statutory financial statements must be submitted to shareholders for approval at each annual general meeting. Also, under Swiss law the shareholders must approve the payment of any dividend at an annual general meeting.

The Board of Directors proposes that Garmin pay a cash dividend in the amount of $2.00 per share out of Garmin’s general reserve from capital contribution payable in four installments as follows: $0.80 on June 30, 2011 to shareholders of record on June 15, 2011, $0.40 on September 30, 2011 to shareholders of record on September 15, 2011, $0.40 on December 30, 2011 to shareholders of record on December 15, 2011 and $0.40 on March 30, 2012 to shareholders of record on March 15, 2012.

The proposed reduction to Garmin’s general reserve from capital contribution will be allocated to dividend reserve from capital contributions. This allocation, which is required to be in Swiss francs, shall be determined based on the aggregate amount of the dividend plus a 20% margin for currency fluctuation and shall be calculated based on the CHF/USD exchange rate in effect on June 3, 2011.

The U.S. dollar amount of the dividend shall be capped such that the aggregate dividend shall not exceed the reduction of Garmin’s general reserve from capital contribution as so calculated. To the extent that a dividend payment would exceed the cap either as a result of changes in the Swiss franc/U.S. dollar exchange rate at the time of payment of the dividend installments or as a result of an increase in the issued shares of Garmin, the U.S dollar per share amount of the current or future dividends shall be reduced on a pro rata basis so that the aggregate amount of all dividends paid does not exceed the cap. In any event the dividend payment will not exceed a total of $2.00 per share. If the aggregate dividend payment is lower than the allocation to dividend reserve from capital contributions, the relevant difference will be allocated back to the general reserve from capital contribution.

Proposed Appropriation of Available Earnings:
Net loss for the period (on a stand-alone unconsolidated basis):	CHF	9,775,000

Resolution proposed by the Board of Directors:

- RESOLVED, that the loss of CHF 9,775,000 shall be carried forward.	CHF	9,775,000

Proposed Dividend Payment from General Reserve from Capital Contribution (part of the legal reserves)
General Reserve from Capital Contribution as per December 31, 2010	CHF	7,434,621,960

Resolutions proposed by the Board of Directors:

-      RESOLVED, that Garmin pay a cash dividend in the amount of $2.00 per share out of Garmin’s general reserve from capital contribution payable in four installments as follows: $0.80 on June 30, 2011 to shareholders of record on June 15, 2011, $0.40 on September 30, 2011 to shareholders of record on September 15, 2011, $0.40 on December 30, 2011 to shareholders of record on December 15, 2011 and $0.40 on March 30, 2012 to shareholders of record on March 15, 2012; and further

- RESOLVED, that CHF 479,410,3711 be allocated to dividend reserves from capital contribution from general reserve from capital contribution s in order to pay such dividend of $2.00 per share with a nominal value of CHF 10.00 each (assuming a total of 208,077,418 shares eligible to receive the dividend) 2; and further	CHF	479,410,371

-      RESOLVED, that if the aggregate dividend payment is lower than the allocation to dividend reserves from capital contribution from general reserve from capital contribution, the relevant difference will be allocated back to general reserve from capital contribution, and further

- RESOLVED that the remaining balance of CHF 6,955,211,589 be carried forward within the general reserve from capital contributions.	CHF	6,955,211,589

1 Based on the currency conversion rate as at December 25, 2010, US$2.00 equals CHF1.92 per share. With a total of 208,077,418 shares eligible for payout the aggregate dividend total is CHF 399,508,643. This amount will be adjusted based on the currency conversion rate in effect on June 3, 2011.

2 This number is based on the outstanding share capital at December 25, 2010. The number of shares eligible for dividend payments may change due to the repurchase of shares or sale of treasury shares and the issuance of new shares from the conditional share capital reserved for the employee profit sharing program

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROPRIATION OF AVAILABLE EARNINGS AND PAYMENT OF A CASH DIVIDEND IN THE AGGREGATE AMOUNT OF $2.00 PER SHARE OUT OF GARMIN’S GENERAL RESERVE FROM CAPITAL CONTRIBUTION IN FOUR INSTALLMENTS.

PROPOSAL SIX – Approval of the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan

Garmin believes that equity compensation aligns the interests of members of its Board of Directors with the interests of its shareholders. Garmin currently provides for equity incentive compensation to its non-employee Directors through the Amended and Restated 2000 Non-Employee Directors’ Option Plan (the “2000 Plan”). As of March 31, 2011, 122,592 shares remained available for issuance under the 2000 Plan. Stock options for a total of 23,924 Garmin shares were granted to non-employee Directors in 2010.

A new equity incentive plan, the Garmin Ltd. 2011 Non-Employee Directors' Equity Plan (the “2011 Plan”) is being proposed for shareholder approval.  The approval of the 2011 Plan would not result in additional shares being available for issuance that are not already available for issuance under the 2000 Plan. The shares that remain available for issuance under the 2000 Plan as of the effective date of the 2011 Plan would be available for issuance under the 2011 Plan, and no new awards would be granted under the 2000 Plan following the effective date of the 2011 Plan. Garmin believes that certain terms of the 2000 Plan (e.g., an automatic formula for grants of stock options to non-employee Directors; and the exclusion of award types other than stock options, such as restricted stock units, stock appreciation rights, restricted shares, bonus shares, and performance awards) provide too little flexibility for Garmin when making determinations regarding the appropriate type and value of awards for Directors individually and/or as a group.  Garmin believes the 2011 Non-Employee Directors Equity Incentive Plan would provide this flexibility and would better serve the objectives of Garmin related to non-employee Director compensation.

A copy of the 2011 Plan is attached as Schedule 1 to this Proxy Statement.

The following general description of material features of the 2011 Non-Employee Equity Incentive Plan is qualified in its entirety by reference to the provisions of the Plan set forth in Schedule 1.

General

The 2011 Plan provides for grants of nonqualified stock options, restricted shares, restricted stock units, bonus shares, stock appreciation rights, performance units and performance shares.

The objectives of the Plan are to strengthen Garmin’s non-employee Directors’ commitment to the success of Garmin, aligning their interests with those of Garmin’s shareholders, and to assist Garmin in attracting and retaining experienced and knowledgeable individuals to serve as non-employee Directors.

Eligibility

Any non-employee Director of Garmin will be eligible to receive awards under the 2011 Plan if it is approved by shareholders. As of April 1, 2011, there were four non-employee Directors who would be eligible to receive awards under the 2011 Plan.  No determination has been made as to which of the non-employee Directors will receive grants under the 2011 Plan, and, therefore the benefits to be allocated to any individual or to any group of non-employee Directors are not presently determinable.

Administration

The 2011 Plan will be administered by the Board of Directors or the Compensation Committee of the Board of Directors (the “Committee”). The Board or Committee will select the eligible non-employee Directors to whom awards will be granted and will set the terms and conditions applicable to each award. The Board or Committee may delegate its authority under the 2011 Plan to officers of Garmin, subject to guidelines prescribed by the Board or Committee.

Shares Reserved for Awards

No new or additional shares would be authorized or available for issuance under the 2011 Plan.  Instead, the shares that are currently available for issuance under the 2000 Plan would be available for issuance under the 2011 Plan.  As of March 31, 2011 there were 122,592 shares available for issuance under the 2000 Plan, all of which shares would be available for issuance under the 2011 Plan.  Following the effective date of the 2011 Plan, no new awards would be granted under the 2000 Plan. The shares issued under the 2011 Plan may be newly issued shares or treasury shares and to the extent that any shares subject to an award granted under the 2011 Plan or the 2000 Plan are forfeited or an award or any portion thereof otherwise terminates or is settled without the issuance of shares, then the shares subject to such award that were not so issued will again be available for distribution under the 2011 Plan. If a stock appreciation right award or a similar award based on the difference between the award's exercise price and fair market value at the time of exercise is exercised, only the number of shares issued, if any, will be considered delivered for the purpose of determining availability of shares for delivery under the 2011 Plan. The number of shares authorized for awards is subject to adjustment for changes in capitalization, reorganizations, mergers, stock splits, and other corporate transactions as the Board or the Committee determines to require an equitable adjustment.

The 2011 Plan will remain in effect until all the shares available have been used to pay awards, subject to the right of the Board to amend or terminate the 2011 Plan at any time.

General Terms of Awards

The Board or the Committee will select the director(s) eligible to receive awards under the 2011 Plan and set the term of each award, which may not be more than 10 years.  The Board or the Committee has the power to determine the terms of the awards granted, including the number of shares subject to each award, the form of consideration payable upon exercise, and all other matters.

The exercise price of an option and the strike price of a stock appreciation right must be at least the fair market value of a share as of the grant date.  The Board or the Committee will also set the vesting conditions of the award. Awards granted under the 2011 Plan are not generally transferable by the director except in the event of the director's death or unless otherwise required by law or provided in an award agreement. An award agreement may provide for the transfer of an award in limited circumstances to certain members of the director's family or a trust or trusts established for the benefit of such a family member. Any such transfer, if permitted under the award agreement, cannot be for consideration, other than nominal consideration.

Other terms and conditions of each award will be set forth in award agreements, which can be amended by the Board or the Committee.  The number and type of awards that will be granted under the 2011 Plan are not determinable as the Board or Compensation Committee will make these determinations in its sole discretion.

Performance Awards

Performance Unit and Performance Share awards may be granted under the 2011 Plan. Such awards will be earned only if performance goals established by or under the direction of the Board or Committee are met.  The specific performance goals will be, on an absolute or relative basis, established based on one or more of the following business criteria for Garmin on a segregated or consolidated basis or for one or more of Garmin’s subsidiaries, segments, divisions, or business units as selected by the Board or the Committee:

(i)	Earnings (either in the aggregate or on a per-share basis);

(ii)	Operating profit (either in the aggregate or on a per-share basis);

(iii)	Operating income (either in the aggregate or on a per-share basis);

(iv)	Net earnings on either a LIFO or FIFO basis (either in the aggregate or on a per-share basis);

(v)	Net income or loss (either in the aggregate or on a per-share basis);

(vi)	Ratio of debt to debt plus equity;

(vii)	Net borrowing;

(viii)	Credit quality or debt ratings;

(ix)	Inventory levels, inventory turn or shrinkage;

(x)	Cash flow provided by operations (either in the aggregate or on a per-share basis);

(xi)	Free cash flow (either in the aggregate or on a per-share basis);

(xii)	Reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more business units;

(xiii)	Operating and maintenance cost management and employee productivity;

(xiv)	Gross margin;

(xv)	Return measures (including return on assets, equity, or sales);

(xvi)	Productivity increases;

(xvii)
Share price (including attainment of a specified per-share price during the relevant performance period; growth measures and total shareholder return or attainment by the shares of a specified price for a specified period of time);

(xviii)	Where applicable, growth or rate of growth of any of the above business criteria;

(xix)
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

(xx)	Achievement of business or operational goals such as market share and/or business development; and/or

(xxi)	Accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions.

The applicable business criteria may be applied on a pre- or post-tax basis.  The Board or the Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. As established by the Board or the Committee, the business criteria may include, without limitation, GAAP and non-GAAP financial measures.

Restricted Stock Units

Restricted Stock Units ("RSUs") may be granted to eligible directors, subject to the terms and restrictions that the Board or the Committee may impose.  The restrictions may be based on the passage of time, the achievement of specific performance goals, or the passage of time following the achievement of specific performance goals or the occurrence of a specified event. RSUs are subject to a minimum two-year vesting schedule. RSUs entitle the holder to receive an amount of shares equal to the number of shares underlying the RSUs on the date that any restrictions applicable to an award of RSUs have lapsed.

Restricted Shares and Bonus Shares

Restricted shares may also be awarded. The restricted shares will vest and become transferable upon the satisfaction of conditions set forth in the respective restricted share award agreement. Restricted share awards may be forfeited if, for example, the recipient's directorship terminates before the award vests. Restricted shares are subject to a minimum two-year vesting schedule. The Board or Committee may also grant shares to eligible non-employee Directors from time-to-time as a bonus, which will be issued without restrictions.

Stock Options

The 2011 Plan permits the grants of nonqualified stock options to eligible directors. The exercise price for any stock option will not be less than the fair market value of a share on the date of grant. No stock option may be exercised more than ten years after the date of grant.  Unless otherwise determined by the Committee, stock options may be exercised by payment in cash or tendering shares to Garmin in full or partial payment of the exercise price, or by a "net exercise" arrangement under which the number of shares to be delivered upon exercise will be reduced by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights

Stock Appreciation Rights (“SARs”) may be granted either singly (freestanding SARs) or in combination with underlying stock options (tandem SARs). SARs entitle the holder upon exercise to receive an amount in shares equal in value to the excess of the fair market value of the shares covered by such right over the grant price. The grant price for SARs will not be less than the fair market value of the shares on the SARs’ date of grant. The payment upon a SAR exercise shall be solely in whole shares of equivalent value. Fractional shares will be rounded down to the nearest whole share with no cash consideration paid.

Change of Control

In connection with a Change of Control (as defined in the 2011 Plan), separation, spin-off, sale of a material portion of our assets or a "going-private" transaction, the Board or the Committee, or the board of directors of any corporation assuming our obligations, has the power to prescribe and amend the terms and conditions for the exercise, or modification of any outstanding awards in the manner as agreed to by the Board in the definitive agreement relating to the transaction.

Plan Participation Table

The number of awards to be granted to our non-employee directors under the 2011 Plan cannot be determined. The table below shows the number of stock options granted to non-employee Directors under the 2000 Non-Employee Directors' Option Plan since the inception of that plan.

Name	Options Granted
(Number of Shares)

All current outside directors (4 persons)	110,700

Federal Income Tax Consequences

Based on current provisions of the Internal Revenue Code and the existing regulations thereunder, the anticipated U.S. federal income tax consequences of stock options, SARs and RSUs granted under the 2011 Plan are as described below. The following discussion is not intended to be a complete discussion of applicable law and is based on the U.S. federal income tax laws as in effect on the date hereof:

Nonqualified Stock Options

A director receiving a nonqualified option will not recognize taxable income on the date of grant of the option.  In general, the director will recognize ordinary income at the time of exercise of the nonqualified option in the amount of the difference between the fair market value of the shares on the date of exercise and the option price.  Shares acquired upon the exercise of a nonqualified option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the Director will recognize long-term capital gain or loss if the director has held the shares for more than one year prior to disposition, or short-term capital gain or loss if the director has held the shares for one year or less.

If a director pays the exercise price, in whole or in part, with previously acquired shares, the director will recognize ordinary income in the amount by which the fair market value of the shares received exceeds the exercise price. The director will not recognize gain or loss upon the delivery of the previously acquired Garmin shares although the new shares exchanged therefore will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. Shares received by a director in excess of the number of such previously acquired Shares will have a basis equal to the fair market value of the additional shares as of the date ordinary income is recognized. The holding period for the additional shares will commence as of the date of exercise or such other relevant date.

Stock Appreciation Rights

A director receiving a SAR will not recognize taxable income on the date of grant of the SAR.  When a director exercises the SAR and receive shares approximate in value to the difference between the SAR exercise price and the fair market value of the shares underlying the SAR, the fair market value of the delivered shares will constitute ordinary income to the director and Garmin will be entitled to deduct the same amount as a business expense in the same year.  Any subsequent sale of the shares delivered in connection with the exercise of a SAR will result in short-term or long-term capital gains depending on the length of time the director held the shares since the date of exercise.

Restricted Shares, Restricted Stock Units and Performance Shares

Generally, no taxes are due when an award of restricted shares is made, but the award becomes taxable when it vests or becomes transferable, unless the recipient elects, under Section 83(b) of the Internal Revenue Code within 30 days of receiving the grant, to be taxed in the year the restricted stock is granted. Income tax is paid on the value of the stock at ordinary rates when the award vests or becomes transferable (or, if a Section 83(b) election is made, at the time of grant), and then at long- or short-term capital gains rates when the shares are sold. Garmin is entitled to a deduction at the time and in the amount the recipient recognizes as income.

Generally, no taxes are due when an award of restricted stock units or performance shares is made, but the award becomes taxable when it vests and the underlying shares are transferred. In addition, Garmin is entitled to a deduction at the time and in the amount the recipient recognizes income. In the case of an award of restricted stock units or performance shares, a recipient may not make a Section 83(b) election. Rules relating to the timing of payment of deferred compensation under Section 409A of the Internal Revenue Code are applicable to restricted stock units or performance shares and any violation of Section 409A could trigger interest and penalties applicable to the recipient.

Other Tax Consequences

State tax consequences may in some cases differ from those described above. Because Garmin Ltd. is a Swiss company, non-employee Directors who receive awards under the 2011 Plan may have Swiss Cantonal, Federal and other Swiss tax obligations in addition to their United States tax obligations, and Garmin is entitled to satisfy any withholding taxes by any combination of the following methods:   (1) payment of an amount in cash equal to the amount to be withheld; (2) withholding from those shares that would otherwise be received by the Director upon exercise of a stock option or a SAR payable in shares, upon the lapse of restrictions on an award, a number of shares having a fair market value on the applicable tax date equal to the amount to be withheld; or (3) withholding the appropriate amount from compensation otherwise due to the Director.

Awards under the 2011 Plan may in some instances be made to Directors who are subject to tax in jurisdictions other than the United States and Switzerland and may result in tax consequences differing from those described above.

Other Information

If approved by shareholders, the 2011 Plan will be effective June 3, 2011, and will remain in effect, subject to the right of the Board to amend or terminate the Plan (subject to certain limitations set forth in the Plan), at any time until all shares subject to it shall have been purchased or acquired according to the Plan's provisions. Any awards granted before the Plan is terminated may extend beyond the expiration date. The Board may amend the 2011 Plan at any time, provided that no such amendment will be made without stockholder approval if such approval is required under applicable law, regulation, or stock exchange rule, or if such amendment would: (i) decrease the grant or exercise price of any stock option, SAR or other stock-based award to less than fair market value on the date of grant, (ii) increase the number of shares that may be distributed under the 2011 Plan or adversely affect in any material way any award previously granted under the Plan, without the written consent of the grantee of such award.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE GARMIN LTD. 2011 NON-EMPLOYEE DIRECTORS’ EQUITY INCENTIVE PLAN.

PROPOSAL SEVEN – Advisory vote on executive compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Board of Directors proposes that shareholders be provided with an advisory vote on the compensation of Garmin’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and any related material disclosed in this Proxy Statement. As described in the Compensation Discussion and Analysis, the objectives of Garmin’s executive compensation program are to:

1.	Provide fair, reasonable and competitive compensation to executives in order to attract, motivate and retain a highly qualified executive team;

2.	Reward executives for individual performance and contribution;

3.	Provide incentives to executives to enhance shareholder value;

4.	Reward executives for long-term, sustained individual and Company performance; and

5.	Provide executive compensation that is internally equitable among the executives and equitable in relation to the broader Garmin employee population.

As an advisory vote, the shareholders’ vote on this proposal is not binding on Garmin. However, we value the opinions of Garmin shareholders and the Compensation Committee of our Board plans to review voting results on this proposal and will give consideration to such voting when making future executive compensation decisions for Garmin’s Named Executive Officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF GARMIN’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT RELATING TO THE ANNUAL GENERAL MEETING OF SHAREHOLDERS PURSUANT TO THE EXECUTIVE COMPENSATION DISCLOSURE RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL EIGHT – Advisory vote on the frequency of the executive compensation advisory vote

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Board of Directors proposes that shareholders be provided with an advisory vote on whether the advisory vote on the compensation of Garmin’s Named Executive Officers should occur every one, two or three years. Shareholders may also, if they wish, abstain from casting a vote on this Proposal Eight. Garmin is presenting this proposal to give shareholders the opportunity to inform us as to how often you wish Garmin to hold an advisory vote on executive compensation. As an advisory vote, the shareholders’ vote on this proposal is not binding on Garmin. However, our Board will review voting results and will give consideration to such voting.

Our Board recommends that an advisory vote on executive compensation be held every year. Since the compensation of our Named Executive Officers is evaluated, adjusted and approved by the Compensation Committee of the Board on an annual basis, our Board believes that holding such vote every year will provide a communication channel for shareholders to provide input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.   In the future, we may determine that a less frequent advisory vote is appropriate, either in response to the vote of our shareholders on this Proposal Eight or for other reasons.

The Proxy Card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and therefore shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE OPTION TO HOLD AN ADVISORY VOTE ON THE COMPENSATION OF GARMIN’S NAMED EXECUTIVE OFFICERS ONCE EVERY YEAR.

AUDIT MATTERS

Report of Audit Committee

This report is submitted by the Audit Committee of the Board of Directors.

The Board of Directors pursues its responsibility for oversight of Garmin’s financial reporting process through the Audit Committee. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent and financially literate as required by the applicable listing standards of the NASDAQ. The Audit Committee operates pursuant to a charter adopted by the Board of Directors, as amended and restated on February 9, 2009, a copy of which is posted on Garmin’s website at http://www8.garmin.com/aboutGarmin/invRelations/documents/Audit Committee Charter 2 9 09.pdf. The Audit Committee and the Board of Directors annually review and assess the adequacy of the charter.

The Audit Committee meets regularly with the independent auditor, management and Garmin’s internal auditors. The independent auditor and Garmin’s internal auditors have direct access to the Audit Committee, with and without the presence of management representatives, to discuss the scope and results of their work and their comments on the adequacy of internal accounting controls and the quality of financial reporting.

In performing its oversight function, the Audit Committee reviewed and discussed Garmin’s audited consolidated financial statements for the fiscal year ended December 25, 2010 with management and with Ernst & Young LLP, the independent registered public accounting firm retained by Garmin to audit its financial statements. The Audit Committee received and reviewed management’s representation and the opinion of the independent registered public accounting firm that Garmin’s audited financial statements were prepared in accordance with United States generally accepted accounting principles. The Audit Committee also discussed with the independent registered public accounting firm during the 2010 fiscal year the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and No. 90 (Audit Committee Communications) and other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations.

The Audit Committee received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP the independence of their firm. The Audit Committee considered whether the non-audit services provided by Ernst & Young LLP are compatible with their independence.

Based upon the review and discussions referenced above, the Audit Committee recommended to  Garmin’s Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in Garmin’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010, for filing with the SEC.

Audit Committee

Charles W. Peffer, Chairman
Gene M. Betts
Thomas P. Poberezny

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to Garmin for the fiscal year ended December 25, 2010 and the fiscal year ended December 26, 2009 by Garmin’s independent registered public accounting firm, Ernst & Young LLP (dollars listed in thousands):

	2010		2009
Audit Fees	$2,949		$2,093
Audit Related Fees	$70	(a)(b)	$24
Tax Fees	$46	(b)(c)	$48
All Other Fees	$3	(d)	$12
Total:	$3,068		$2,177

(a) Audit related fees for 2010 and 2009 comprise fees for consent needed for additional SEC filings and acquisition due diligence.

(b) The Audit Committee has concluded that the provision of these services is compatible with maintaining the independence of Ernst & Young.

(c) Tax fees for 2010 and 2009 are comprised entirely of tax planning services.

(d)  All other fees for 2010 are comprised of $3 for on-line subscription fees.  All other fees for 2009 are comprised of $3 for on-line subscription fees and $9 for assistance with a systems implementation in Europe.

Pre-Approval of Services Provided by the Independent Auditor

The Audit Committee has adopted a policy that requires advance approval by the Committee of all audit, audit-related, tax services and other services performed by Ernst & Young. The policy provides for pre-approval by the Audit Committee annually of specifically defined services up to specifically defined fee levels. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before Ernst & Young is engaged to perform it. The Audit Committee has delegated to the Audit Committee Chairman authority to approve permitted services provided that the Chairman reports any such approval decisions to the Audit Committee at its next meeting. The Audit Committee pre-approved all services that Ernst & Young rendered to Garmin and its subsidiaries in 2010.

EXECUTIVE COMPENSATION MATTERS

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement.  Based upon such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Compensation Committee
Gene M. Betts (Chairman)
Donald H. Eller
Charles W. Peffer
Thomas P. Poberezny

Compensation Discussion and Analysis

Overview

Garmin’s 2010 compensation program utilized the following elements to motivate, reward, and retain executives serving the long term interests of the company:

•	Equitable base salary as determined by individual performance and contribution, and validated by compensation benchmarking.

•	Long term stock incentives in the form of restricted stock units (RSUs).

•
Shorter term incentives in the form of cash bonuses and performance shares awarded only if the company met certain predetermined goals, linked to maintaining or growing operating income over the period of the award.

During 2010 Garmin, like many other companies, continued to face financial challenges because of the slow pace of economic recovery.  Garmin was also challenged by lower sales of portable navigation devices (PNDs) in its automotive/mobile segment because of competition from navigation applications on smartphones. The Compensation Committee believed that Garmin’s executives performed well, despite the adverse conditions.  In light of their performance and in consideration of benchmarks applied as part of the compensation study, the base salaries of Messrs. Bartel, Etkind, Pemble, and Rauckman were increased.  The Compensation Committee also awarded restricted stock units to Messrs. Pemble, Rauckman, Etkind and Bartel based upon their individual duties, experience and overall performance.

Because Garmin’s operating income for the 2010 fiscal year was less than the operating income for the 2009 fiscal year, none of the executives received a bonus under the 2010 annual incentive plan.

In view of the ongoing challenges of declining revenues and operating income driven by the PND market, the chief executive officer and chief operating officer recommended, and the Compensation Committee agreed, that the 2011 base salaries for all the executives will remain the same as their 2010 base salaries.  The chief executive officer and the chief operating officer also recommended, and the Compensation Committee agreed, that there would be no 2011 cash bonus and no performance share awards.  These awards were originally conceived with the objective of maintaining or growing operating income growth, but this objective has not been possible during the last two years due to the challenges of the PND market which heavily influences the company’s financial performance.

Objectives of the Compensation Program

The objectives of Garmin’s executive compensation program are to:

•	Provide fair, reasonable and competitive compensation to executives in order to attract, motivate and retain a highly qualified executive team;

•	Reward executives for individual performance and contribution;

•	Provide incentives to executives to enhance shareholder value;

•	Reward executives for long-term, sustained individual and Company performance;

•	Provide executive compensation that is internally equitable among the executives and equitable in relation to the broader Garmin employee population; and

•	For non-management directors, provide fair, reasonable and competitive compensation to attract and retain highly qualified, independent professionals to represent Garmin shareholders.

Role of Executive Officers

Dr. Kao discussed with the Compensation Committee compensation recommendations for each of the executives, other than himself.  In making compensation recommendations, Dr. Kao considered each executive’s performance and other relevant factors, including the scope of each executive’s position and responsibilities, the achievement of Company goals, the current business environment and anticipated changes, executive retention and recruitment considerations, the mix of fixed compensation (e.g. base salary) versus variable compensation (e.g. performance-based cash bonus and longer-term incentive), and the level of risk associated with the executives’ total direct compensation package.  Dr. Kao and Mr. Pemble regularly attended meetings of the Compensation Committee in 2009 and 2010, but are not members of the Compensation Committee and do not vote on Compensation Committee matters.  Dr. Kao and Mr. Pemble, however, were not present for certain portions of Compensation Committee meetings, such as when the Compensation Committee discussed their respective performance or individual compensation.

Role of Compensation Consultant

The Compensation Committee engaged Towers Watson (formerly known as Towers Perrin), an independent compensation consulting firm, during 2009, to (i) assess the competitiveness of the 2010 pay levels of the executive officers listed in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”); (ii) summarize executive pay trends; and (iii) assist the Compensation Committee with proxy compliance.

Towers Watson performed a competitive review and analysis of base salary and other components of Garmin’s compensation program, relative to two identified comparator groups and survey market data.  The comparator groups were created with input from management and the Compensation Committee from among the companies that participate in Towers Watson’s survey database. The first group was a group of 34 companies from the NASDAQ 100 index that participate in Tower Watson’s Executive Compensation Database.  The second group was a related industry group of 34 companies selected on the basis that they were in similar industries to Garmin.  Towers Watson’s review contained detailed information on base salaries, annual incentive bonuses and equity incentives for each named executive officer, as well as Towers Watson’s overall findings regarding pay competitiveness.  The Compensation Committee considered the information, findings and recommendations of Towers Watson, but all decisions on executive compensation matters were made solely by the Compensation Committee.

Towers Watson was engaged by and reported directly to the Compensation Committee.  Towers Watson worked with the Compensation Committee through management in reviewing Garmin’s executive compensation program.

Benchmarking Pay

In applying the objectives of Garmin’s compensation program, the Compensation Committee seeks to ascertain fair, reasonable, equitable and competitive executive compensation through objective compensation studies comparing positions at Garmin to similar positions at comparable companies.

In years prior to 2009, consistent with the recommendation of Towers Watson, the Compensation Committee targeted total direct compensation for Garmin’s Named Executive Officers at the 25th percentile of the comparator groups.  In 2010, as in 2009, Towers Watson recommended that the Compensation Committee consider the competitiveness of Garmin’s targeted total direct compensation, rather than actual total direct compensation because Towers Watson considers it a better practice to calibrate competitiveness to the target compensation of the comparator groups rather than the actual compensation.

While the Compensation Committee did not target each element of pay at the 25th percentile individually, the Compensation Committee did consider the competitive data from each peer group equally when assessing the competitiveness of Garmin’s base salary, target incentive levels, target total cash and target total direct compensation.  Garmin’s executive base salary is competitive with the 25th percentile of both comparator groups, but Garmin’s executive target total cash and target total direct compensation are below the 25th percentile of both comparator groups. Compared to the NASDAQ 100 comparator group, Garmin was 28% below the 25th percentile for target total cash compensation and 45% below the 25th percentile for target total direct compensation.  Compared to the related industry group, Garmin was 34% below the 25th percentile for target total cash compensation and 39% below the 25th percentile for target total direct compensation.  In setting executive compensation for 2010, the Compensation Committee considered that, even though Garmin’s executive compensation as a whole is significantly below the 25th percentile of both comparator groups, (1) the general adverse macro-economic conditions that were prevalent in 2009 could continue to present financial challenges for Garmin in 2010; and (2) Garmin has not experienced executive recruiting or retention issues.

NASDAQ 100 Comparator Group

The NASDAQ 100 Comparator Group used for the purpose of benchmarking 2010 compensation for Garmin’s Named Executive Officers consists of the following 34 companies with 25th percentile revenues of approximately $2.46 billion:

Amazon.com Inc.	Citrix Systems Inc.	Intel Corp.
Amgen Inc	Dell Inc.	KLA Tencor Corp.
Apollo Group Inc.	DENTSPLY International Inc.	Life Technologies Corp.
Apple Inc.	eBay Inc.	Microsoft Corp.
Applied Materials Inc.	Express Scripts Inc.	QUALCOMM Inc.
Automatic Data Processing Inc.	First Solar Inc.	Research in Motion Ltd.
Biogen Idec Inc.	Fiserv Inc.	Seagate Technology
CA Inc.	Genzyme Corp.	Staples Inc.
Celgene Corp.	Gilead Sciences Inc.	Starbucks Corp.
Cephalon Inc.	Google Inc.	DIRECTTV Group Inc.
Cisco Systems Inc.	Henry Schein Inc.	Vertex Pharmaceuticals Inc.
Xilinx

Related Industry Comparator Group

The Related Industry Comparator Group used for the purpose of benchmarking 2010 compensation for Garmin’s Named Executive Officers consists of the following 34 companies with 25th percentile revenues of approximately $5.79 billion:

Advanced Micro Devices	Eastman Kodak Inc.	NCR Corp.
Agilent Technologies Inc.	Embarq Corp.	Nike Inc.
AMETEK Inc.	EMC Corp (Mass)	Nokia OYJ
Apple Inc.	Emerson Electric Co.	Plexus Corp.
Applied Materials Inc.	GTECH Holdings Corp.	QUALCOMM Inc.
Arrow Electronics Inc.	Harman International Industries Inc.	Regal-Beloit Corp.
Avaya Inc.	Intel Corp	Research in Motion Ltd.
Avery Dennison Corp.	L-3 Communications Holdings Inc.	Samina-SCI Corp.
Beckman Coulter Inc.	Lexmark International Inc.	Seagate Technology
Cisco Systems Inc.	Microsoft Corp.	Sprint Nextel Corp.
Dell Inc.	Motorola Inc.	Sun Microsystems Inc.
Xerox Corp.

The Committee noted that certain companies, including Apple Inc., Applied Materials Inc., Cisco Systems, Inc., Dell Inc., Intel Corp, Microsoft Corp., QUALCOMM Inc., Research in Motion Ltd. and Seagate Technology, are included in both comparator groups.  The Committee believed the overlap was appropriate because the companies met the selection criteria for both comparator groups.

Elements of Compensation

Garmin’s executive compensation program consists of the following elements:

Current Year’s Performance: Salary and Annual Incentives

Base Salary

Executives are paid a base salary as compensation for the performance of their primary duties and responsibilities. The base salary for Garmin’s chief executive officer is determined annually by the Compensation Committee.  The Compensation Committee’s deliberations regarding the base salary of the chief executive officer are made without the chief executive officer being present.  The base salary is based on the Compensation Committee’s assessment of the chief executive officer’s individual performance and the financial and operating performance of Garmin, as well as on an analysis of the base salaries of chief executive officers of other companies using the two comparator groups described above.  However, when setting Dr. Kao’s base salary, the Compensation Committee also considers Dr. Kao’s significant ownership of Garmin stock.

The base salary for each of the other executives is reviewed annually and is based upon the recommendation of the chief executive officer and the executive’s individual duties and responsibilities, experience and overall performance, as well as on an analysis of the market and competitive data, including data from the two comparator groups described above.

The following table shows the base salary of each of the Named Executive Officers in 2008, 2009 and 2010:

Name	2008	2009	2010
Dr. Kao	$500,001	$500,010	$500,010
Mr. Pemble	$500,003	$500,502	$550,002
Mr. Rauckman	$400,001	$415,001	$435,001
Mr. Etkind	$400,002	$415,002	$435,002
Mr. Bartel	$350,002	$364,002	$380,001

When setting 2010 base salaries for all of the Named Executive Officers, the Compensation Committee considered, among other things, that (1) the general adverse macro economic conditions that were prevalent in 2009 could present financial challenges for Garmin in 2010, and (2) Garmin has not experienced any problems recruiting or retaining executives. When deciding that Dr. Kao’s base salary would again not be increased in 2010, the Compensation Committee took into account Dr. Kao’s significant ownership of Garmin stock.  When deciding to increase Mr. Pemble’s base salary by 10% for 2010, the Compensation Committee considered his individual performance, the fact that his base salary had not been increased since 2008, and that his base salary continues to be under the 25th percentile of presidents of companies in the two comparator groups.  The increases in 2010 base salaries of between approximately 4.4% and 4.8% for Messrs. Rauckman, Etkind and Bartel represent small increases reflecting the good performance of these executives despite the challenging business environment.

In view of Garmin’s previously announced expectation that Garmin’s operating income for the fiscal year 2011 will not exceed its operating income for the fiscal year 2010, the chief executive officer recommended, and the Compensation Committee agreed, that the base salaries for the Named Executive Officers for the fiscal year 2011 will remain the same as their base salaries for the fiscal year 2010, with no increases.

Annual Incentive Awards

In 2010, Garmin’s Named Executive Officers, including the chief executive officer, each received a $203 annual holiday cash bonus.  This is the same annual Christmas bonus that was paid to all employees of Garmin’s principal U.S. subsidiary.

In order to reduce the overall risk in the total direct compensation package (since more than 75% of total direct compensation had been historically delivered in the form of SARs) and to better balance the overall compensation mix (between cash and equity), Towers Watson recommended during 2008 that Garmin consider implementing a formalized annual incentive bonus program for Named Executive Officers.  At its December 2009 meeting, the Compensation Committee adopted the Garmin Ltd. 2010 Cash Incentive Bonus Plan.  Under the plan, if Garmin’s operating income for the 2010 fiscal year equaled or exceeded the operating income for the 2009 fiscal year, then each executive would have received a cash bonus equal to between 25% and 100% of his individual target bonus (if the executive also met the other eligibility requirements under the Plan).  Garmin’s chief executive officer did not participate in the plan given his large ownership of Garmin stock.  For the other Named Executive Officers, the target bonuses for 2010 ranged from 39% to 45% of their 2010 base salaries.  For purposes of this plan, “operating income” means Garmin’s consolidated operating income as represented in its audited consolidated financial statements included in its annual report on Form 10-K for the 2010 fiscal year.  Because Garmin’s operating income for the 2010 fiscal year was less than the operating income for the 2009 fiscal year, none of the executives received any bonus under the plan for 2010.

In view of Garmin’s previously announced expectation that Garmin’s operating income for the fiscal year 2011 will not exceed its operating income for the fiscal year 2010, the chief executive officer recommended, and the Compensation Committee agreed, that it would not adopt a Cash Incentive Bonus Plan for the Named Executive Officers for 2011 or award them any performance shares.

Longer-Term Performance: Stock-Settled Appreciation Rights, Restricted Stock Units and Performance Shares

Prior to 2008, the Named Executive Officers' longer-term incentive compensation consisted only of stock-settled stock appreciation rights (SARs).  In 2009, the Compensation Committee decided to move toward longer-term incentive compensation that provides more balanced risk and opportunity by shifting from SARs to a combination of restricted stock units (RSUs) and performance shares, as discussed below.

Because the chief executive officer owns a significant amount of Garmin shares, and, therefore, already has significant incentive to create shareholder value, he is not awarded SARs, RSUs, performance shares or any other form of equity compensation.  The number of SARs, RSUs and performance shares awarded to each executive is determined by the Compensation Committee after considering the recommendation of the chief executive officer and the executive’s individual duties and responsibilities, experience and overall performance, and relevant information from the Towers Watson compensation study. Factors considered by the Compensation Committee in evaluating individual performance include the executive’s performance relative to his peers, the nature and scope of the executive’s position and responsibilities, retention considerations and the current business environment.

Stock-Settled Stock Appreciation Rights

As is required under the terms of Garmin’s equity compensation plans, the base value (exercise price) of each of the SARs is the fair market value of Garmin stock on the date of grant.  The Compensation Committee historically believed that stock-settled SARs effectively manage equity dilution and share usage, while strongly linking the earnings of executives with the interests of shareholders.

The following table shows the grant date fair value of the SARs awarded to each of the Named Executive Officers (other than the chief executive officer) in 2008 (no SARs were awarded to any of the Named Executive Officers in 2009 or 2010):

Name	2008 SARs
Mr. Pemble	$461,500
Mr. Rauckman	$369,200
Mr. Etkind	$369,200
Mr. Bartel	$276,900

Restricted Stock Units

This element of longer-term incentive compensation is designed to both assist in balancing risk in the longer-term incentive compensation program and to enhance executive retention.  RSUs are full value awards with time-based vesting.  While RSUs are dependent upon share price appreciation for increased value, they also offer downside risk protection because they continue to have value even if the share price declines from the price on the date of grant.  Furthermore, the time-based vesting feature requires that a Named Executive Officer remain with the company for a period of time before the awards are vested, enhancing retention.

The following table shows the grant date fair value of the RSUs awarded to each of the Named Executive Officers (other than the chief executive officer) in 2008, 2009 and 2010:

Name	2008 RSUs	2009 RSUs	2010 RSUs
Mr. Pemble	$391,800	$304,500	$302,300
Mr. Rauckman	$293,850	$203,102	$201,483
Mr. Etkind	$293,850	$203,102	$201,483
Mr. Bartel	$235,080	$142,202	$141,023

Performance Shares

This element of the longer-term incentive compensation is designed to focus the Named Executive Officers on delivering business performance and shareholder value over the next three years.  The Compensation Committee believes that these awards further align the interests of the executives with those of Garmin’s shareholders.  Under the award agreements for awards granted to executives in 2008, if Garmin’s pro forma net income for the 2011 fiscal year exceeds Garmin's pro forma net income for its 2008 fiscal year by 30% or more, then each Named Executive Officer is eligible to earn a number of Garmin shares specified in his award agreement at the end of fiscal year 2011.  As defined in the award agreements, “pro forma net income” means net income calculated using U.S. generally accepted accounting principles as represented in Garmin’s annual audited consolidated financial statements included in its annual reports on Form 10-K plus annual income tax provision, plus interest expense, minus interest income, plus foreign currency loss, minus foreign currency gain, plus loss on the sale of equity securities, minus gain on the sale of equity securities, plus other expense, minus other income.

Under the award agreements for performance share awards granted to executives in 2009, if the growth in Garmin’s operating income for the fiscal year 2010 through fiscal year 2012 period equals or exceeds 20%, then each of the Named Executive Officers is eligible to earn a number of Garmin shares specified in his award agreement at the end of fiscal year 2012.

For purposes of the 2009 award agreements, “operating income” means Garmin’s consolidated operating income as represented in its audited consolidated financial statements included in its annual report on Form 10-K.

The following table shows the grant date fair value of the performance shares awarded to each of the Named Executive Officers (other than the chief executive officer who did not receive any grant of performance shares) in 2008 and 2009 (no performance shares were awarded in 2010):

Name	2008 Performance Shares	2009 Performance Shares
Mr. Pemble	$195,900	$206,544
Mr. Rauckman	$117,540	$123,920
Mr. Etkind	$117,540	$123,920
Mr. Bartel	$97,950	$103,256

In view of Garmin’s previously announced expectation that Garmin’s operating income for the fiscal year 2011 will not exceed its operating income for the fiscal year 2010, the chief executive officer recommended, and the Compensation Committee agreed, that it would not award any performance shares to the Named Executive Officers in 2010.

Benefits; Retirement Contributions

Garmin’s Named Executive Officers participate in the same benefits and are covered by the same plans on the same terms as provided to all the salaried employees of Garmin’s principal U.S. subsidiary.  As is the case with all such salaried employees, Garmin matches the executives’ contributions to Garmin’s 401(k) plan and makes an additional employer contribution to this plan.  In 2010, for all employees, including the Named Executive Officers, (a) for every dollar the employee contributed to the plan up to 10% of the employee's salary, Garmin contributed 75 cents, and (b) Garmin made an additional contribution equal to 5% of the employee's salary, whether or not the employee contributed to the plan.  No salary in excess of $245,000 was taken into account for either of the foregoing contributions.

Other Considerations

Perquisites

Consistent with Garmin’s belief that executive compensation should be internally equitable among the executives and in relation to the broader Garmin employee population, Garmin does not provide any perquisites to any of its executives.

Executive Ownership; Policies Regarding Hedging

Garmin does not have formal executive stock ownership guidelines.  However, Garmin executives receive a large portion of their total direct compensation in Garmin stock appreciation rights, time-based restricted stock units and performance-based performance shares.  Pursuant to the Garmin Ltd. Statement of Insider Trading Policy Garmin strongly discourages the Named Executive Officers and other insiders from engaging in transactions pursuant to which they would hedge the economic risk of Garmin stock ownership.  According to the Garmin Ltd. Statement of Insider Trading Policy, any Named Executive Officer or other insider who wishes to enter into such a hedging transaction must first pre-clear the proposed transaction with Garmin’s Compliance Officer.  Any such request for pre-clearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Adjustment or Recovery of Awards or Payments

If the performance measures upon which compensation awards are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, the Compensation Committee would consider on a case-by-case basis whether to adjust such award or recover such award from the executive who received the award.  Garmin does not have a formal policy that would require such an adjustment to or recovery of such an award.

Tax and Accounting Considerations

The Compensation Committee reviews projections of the estimated accounting and tax impact of all material elements of the executive compensation program.  Generally, an accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Garmin realizes a tax deduction upon the payment to/realization by the executive.

Section 162(m) of the Internal Revenue Code (the “Code”) generally provides that publicly-held corporations may not deduct in any one taxable year compensation in excess of $1 million paid to the chief executive officer and certain other highly compensated executive officers unless such compensation qualifies as “performance-based compensation” as defined in the Code and related tax regulations.  The Compensation Committee believes it has taken the steps required to exclude from the calculation of the $1 million compensation deduction limitation any performance-based awards granted under the 2000 Equity Incentive Plan and the 2005 Equity Incentive Plan to the Named Executive Officers.

Severance Benefits

Garmin does not have executive employment agreements or executive severance agreements with any of its executives.

Change-in-Control Benefits

If an executive’s employment is terminated without cause, or the executive resigns with good reason, within twelve months following a change in control of Garmin, all of the executive’s unvested stock options and SARs would immediately become exercisable and all of the executive’s unvested RSUs and performance shares would immediately become payable. Such accelerated vesting is the only benefit that would be received by the executives upon a change in control, and such benefit would also be received by all other Garmin employees who own unvested stock options, SARs, RSUs or performance shares.  This change-in-control protection is designed to provide adequate protection for executives so that they may focus their efforts on effective leadership, rather than significant compensation loss, during a time that Garmin is considering or undertaking a change in control.

Fiscal Year 2011 Executive Compensation Approach

When determining the overall compensation for the Named Executive Officers for 2011, the Compensation Committee decided to implement the same general approach and processes described above in this “Compensation Discussion and Analysis”.  However, in view of Garmin’s previously announced expectation that Garmin’s operating income for the fiscal year 2011 will not exceed its operating income for the fiscal year 2010, the chief executive officer recommended, and the Compensation Committee agreed,  that (1) the 2011 base salaries for the Named Executive Officers will remain the same as their 2010 base salaries, with no increases, and (2) it would not adopt a cash incentive bonus plan for the Named Executive Officers for 2011 or award them any performance shares.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows 2010, 2009 and 2008 compensation for the Chief Executive Officer, the Chief Financial Officer and the three highest paid executive officers other than the Chief Executive Officer and the Chief Financial Officer (collectively, the “Named Executive Officers”):

Name & Principal Position	Year	Salary ($)	Bonus ($) 1	Stock Awards ($) 2	SARs/Option Awards ($) 3	All Other Compensation ($) 4	Total ($)

Min H. Kao
Chairman & Chief Executive Officer	2008	$500,011	$203			$80,520	$580,734
	2009	$519,242	$203			$70,007	$589,452
	2010	$500,011	$203			$82,263	$582,477

Clifton A. Pemble
President & Chief Operation Officer	2008	$500,503	$203	$587,700	$461,500	$23,569	$1,573,475
	2009	$519,234	$203	$511,044		$28,263	$1,058,743
	2010	$550,000	$203	$302,300		$25,345	$877,848

Kevin S. Rauckman
Chief Financial Officer & Treasurer	2008	$400,001	$203	$411,390	$369,200	$23,549	$1,204,343
	2009	$430,963	$203	$327,022		$26,828	$785,015
	2010	$435,000	$203	$201,483		$25,253	$661,939

Andrew R. Etkind
Vice President, General Counsel & Secretary	2008	$400,002	$203	$411,390	$369,200	$28,903	$1,209,698
	2009	$430,964	$203	$327,022		$29,349	$787,538
	2010	$435,000	$203	$201,483		$29,378	$666,064

Danny J. Bartel
Vice President, Worldwide Sales	2008	$350,002	$203	$333,030	$276,900	$27,251	$987,386
	2009	$378,002	$203	$245,458		$29,276	$652,939
	2010	$380,000	$203	$141,023		$29,299	$550,525

1 Annual discretionary cash incentive awards based on financial and non-financial factors considered by the Compensation Committee, as discussed in the Compensation Discussion and Analysis section.

2This column shows the grant date fair value with respect to the RSUs and performance shares granted in 2008, 2009 and 2010.  See the Grants of Plan-Based Awards table for information on awards made in 2010.

3This column shows the grant date fair value with respect to the SARs and stock options granted in 2008, 2009 and 2010.  See the Grants of Plan-Based Awards table for information on awards made in 2010.

4All Other Compensation for each of the Named Executives for 2008, 2009 and 2010 includes amounts contributed by the Company (in the form of profit sharing and matching contributions) to the trust and in the Named Executive Officers' benefit under the Company's qualified 401(k) plan.  With respect to 2010, for each Named Executive Officer $12,250 was contributed as a profit sharing contribution under the qualified 401(k) plan; Dr. Kao, Mr. Etkind and Mr. Bartel received $16,500 in company matching contributions related to the qualified 401(k) plan; Mr. Pemble and Mr. Rauckman received $12,375 in company matching contributions related to the qualified 401 (k) plan.   Dr. Kao’s All Other Compensation includes payments in each of 2008, 2009 and 2010 for personal guarantees of Garmin Corporation, in accordance with Taiwan banking practice.  In 2010, the amount of such payment to Dr. Kao was $52,793.  All Other Compensation for 2008, 2009 and 2010 includes for all Named Executives premiums on life insurance.

Grants of Plan-Based Awards

The following table provides information for each of the Named Executive Officers regarding 2010 grants of RSUs and Performance Shares:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards 1			Estimated Future Payouts Under Equity Incentive Plan Awards 2
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) 3	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards 4

Min H. Kao

Clifton A. Pemble	12/10/2010							10,000			$302,300

Kevin S. Rauckman	12/10/2010							6,665			$201,483

Andrew R. Etkind	12/10/2010							6,665			$201,483

Danny J. Bartel	12/10/2010							4,665			$141,023

1 Represents the threshhold, target, and maximum estimated potential payouts under our Garmin Ltd. 2010 Cash Incentive Bonus Plan.  Each performance objective under the plan has a threshold achievement level, below which there would be no payout, a target achievement level, at which the target opportunity would be paid, and a maximum achievement level, at which 100% of the target would be paid.
2 Awards made in the form of Performance Share Units on December 10, 2010.
3 Awards made in the form of Restricted Stock Units on December 10, 2010.
4 This column represents the grant date fair value of RSUs and performance shares.  For RSUs and performance shares, that amount is calculated by multiplying the closing price of Garmin shares on the NASDAQ stock market on the date of grant by the number of shares awarded.  For additional information on the valuation assumptions with respect to the 2010 grants, refer to Note 9 of Garmin’s financial statements in the Form 10-K for the fiscal year ended December 25, 2010, as filed with the SEC.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for each of the Named Executive Officers regarding outstanding equity awards held by them as of December 25, 2010:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option / SAR Exercise Price ($)	Option / SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) 5
Min H. Kao

Clifton A. Pemble	24,000	(1)			$19.94	09/23/14			12,000	(3)	$364,320
	20,000	(1)			$27.27	12/23/13			8,000	(3)	$242,880
	6,000	(1)			$10.38	12/21/11			10,000	(3)	$303,600
	20,000	(1)			$14.90	12/26/12			10,000	(4)	$303,600
	10,000	(2)	15,000		$50.97	06/06/18			6,667	(4)	$202,410
	15,000	(2)	10,000		$105.33	12/04/17
	12,000	(2)	8,000		$63.31	06/08/17
	16,000	(2)	4,000		$51.07	12/05/16
	16,000	(2)	4,000		$46.15	06/09/16
	15,000	(2)			$30.66	12/16/15
	12,000	(2)			$21.59	06/23/15

Kevin S. Rauckman	20,000	(1)			$10.38	09/23/14			9,000	(3)	$273,240
	15,000	(1)			$14.90	12/23/13			5,336	(3)	$162,001
	10,000	(1)			$19.94	12/21/11			6,665	(3)	$202,349
	10,000	(2)			$21.59	06/23/15			6,000	(4)	$182,160
	8,000	(2)	12,000		$30.66	06/06/18			4,000	(4)	$121,440
	12,000	(2)	3,000		$46.15	06/09/16
	12,000	(2)	3,000		$51.07	12/05/16
	9,000	(2)	6,000		$63.31	06/08/17
	12,000	(2)	8,000		$105.33	12/04/17
	12,000	(2)			$50.97	12/16/15

Andrew R. Etkind	7,000	(1)			$14.90	12/26/2012			9,000	(3)	$273,240
	17,000	(1)			$27.27	12/23/2013			5,336	(3)	$162,001
	10,000	(1)			$19.94	9/23/2014			6,665	(3)	$202,349
	10,000	(2)			$21.59	6/23/2015			6,000	(4)	$182,160
	8,000	(2)	12,000		$50.97	06/06/18			4,000	(4)	$121,440
	12,000	(2)			$30.66	12/16/15
	12,000	(2)	3,000		$46.15	06/09/16
	12,000	(2)	3,000		$51.07	12/05/16
	12,000	(2)	8,000		$105.33	12/04/17
	9,000	(2)	6,000		$63.31	06/08/17

Danny J. Bartel	10,000	(1)			$27.27	12/23/13			7,200	(3)	$218,592
	10,000	(1)			$14.90	12/26/12			3,736	(3)	$113,425
	7,000	(1)			$10.38	12/21/11			4,465	(3)	$135,557
	10,000	(1)			$19.94	09/23/14			3,333	(4)	$101,190
	5,000	(2)			$21.59	06/23/15			5,000	(4)	$151,800
	6,000	(2)	9,000		$50.97	06/06/18
	8,000	(2)	2,000		$46.15	06/09/16
	10,000	(2)	2,500		$51.07	12/05/16
	9,000	(2)	6,000		$63.31	06/08/17
	9,000	(2)	6,000		$105.33	12/04/17
	6,000	(2)			$30.66	12/16/15

1 Represents non-qualified stock options.
2 Represents stock appreciation rights.
3 Represents restricted stock units.
4 Represents performance shares.
5 Determined by multiplying the number of unearned shares by $30.36, which was the closing price of Garmin shares on the NASDAQ stock market on December 23, 2010.  Subject to the award, the amounts included in this column with respect to performance shares assume that the performance goals will be achieved and that all of the perfornamce shares will be paid.  The actual determination as to whether the performance goals were achieved will not be made until after the end of the applicable performance periods on December 31, 2011 and December 31, 2012.

Option Exercises and Stock Vested

The following table provides stock awards vested in December 2010 as well as information for each of the Named Executive Officers regarding stock options or SARs exercised in 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Min H. Kao

Clifton A. Pemble	6,000	$240,000	6,000	$180,240

Kevin S. Rauckman	15,000	$457,246	4,334	$130,193

Andrew R. Etkind	49,000	$1,787,657	4,334	$130,193

Danny J. Bartel			3,334	$100,153

Potential Post-Employment Payments

None of the Named Executive Officers has an employment agreement or severance agreement with Garmin. In the event that (a) a Named Executive Officer dies or becomes disabled, or (b) a Named Executive Officer’s employment is terminated without cause, or a Named Executive Officer resigns with good reason, within twelve months following a change of control of Garmin, all of the Named Executive Officer’s unvested stock options and stock appreciation rights would immediately become exercisable and all of the Named Executive Officer’s unvested RSUs and performance shares would immediately become payable. Such accelerated vesting is the only benefit that would be received by a Named Executive Officer upon a change in control and such benefit would also be received by all other employees of Garmin or its subsidiaries who own unvested stock options, stock appreciation rights, restricted stock units or performance shares. The following table lists the estimated current value of such acceleration of vesting.

Name	Voluntary	For Cause	Death	Disability	Without Cause	Involuntary Termination within 12 months of Change in Control
Min H. Kao

Clifton A. Pemble			$2,661,570	$2,661,570		$2,661,570

Kevin S. Rauckman			$1,912,710	$1,912,710		$1,912,710

Andrew R. Etkind			$973,190	$973,190		$973,190

Danny J. Bartel			$746,064	$746,064		$746,064

1 Value of unvested SAR grants and RSU/PSU awards, based on of $30.36 per share, the closing price of the Company’s shares on the Nasdaq Stock Market on December 25, 2010.

SHAREHOLDER PROPOSALS

To be properly brought before the Annual Meeting, a proposal must be either (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder, and the proposal must be a proper subject for shareholder action under Swiss law.

If a holder of Garmin shares wishes to present a proposal for inclusion in Garmin’s Proxy Statement for next year’s annual general meeting of shareholders, such proposal must be received by Garmin on or before December 24, 2011.  Such proposal must be made in accordance with Rule 14a-8 promulgated by the SEC and the interpretations thereof. Any such proposal should be sent to the Corporate Secretary, Garmin Ltd., Vorstadt 40/42, 8200 Schaffhausen, Switzerland.

In order for a shareholder proposal that is not included in Garmin’s Proxy Statement for next year’s annual meeting of shareholders to be properly brought before the meeting, such proposal must be delivered to the Corporate Secretary and received at Garmin’s executive offices in Schaffhausen, Switzerland no later than March 8, 2012 and such proposal must also comply with the procedures outlined in this Proxy Statement under the heading “Nominating and Corporate Governance Committee.” The determination that any such proposal has been properly brought before such meeting is made by the officer presiding over such meeting. If Garmin does not receive advance notice of a shareholder proposal in accordance with the above requirements, Garmin will have discretionary authority to vote shares for which it holds proxies on such shareholder proposal presented at the annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Garmin’s directors, executive officers and certain other officers, and persons, legal or natural, who own more than 10 percent of Garmin’s shares (collectively “Reporting Persons”), to file reports of their ownership of such shares, and the changes therein, with the SEC and Garmin (the “Section 16 Reports”). Based solely on a review of the Section 16 reports for 2010 and any amendments thereto furnished to Garmin, all Section 16 Reports for fiscal year 2010 were timely filed by the Reporting Persons.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS FOR BROKER CUSTOMERS

Pursuant to the rules of the SEC, services that deliver Garmin’s communications to shareholders that hold their shares through a bank, broker or other nominee holder of record may deliver to multiple shareholders sharing the same address a single copy of Garmin’s Annual Report and Proxy Statement. Garmin will promptly deliver upon written or oral request a separate copy of the Annual Report and/or Proxy Statement to any shareholder at a shared address to which a single copy of the documents was delivered. Written requests should be made to Garmin Ltd., c/o Garmin International, Inc., 1200 East 151st Street, Olathe, Kansas 66062, Attention: Investor Relations Manager, and oral requests may be made by calling Investor Relations at (913) 397-8200. Any shareholder who wants to receive separate copies of the Proxy Statement or Annual Report in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker or other nominee holder of record.

OTHER MATTERS

The Board of Directors knows of no matters that are expected to be presented for consideration at the Annual Meeting other than the proposals listed in this Proxy Statement. However, if other matters properly come before the meeting, it is intended that persons named in the accompanying proxy will vote on them in accordance with their best judgment.

Garmin will furnish without charge upon written request a copy of Garmin’s Annual Report on Form 10-K. The Annual Report on Form 10-K includes a list of all exhibits thereto. Garmin will furnish copies of such exhibits upon written request therefore and payment of Garmin’s reasonable expenses in furnishing such exhibits. Each such request must set forth a good faith representation that, as of the Record Date, the person making such request was a beneficial owner of Garmin shares entitled to vote at the Annual Meeting. Such written request should be directed to the Corporate Secretary, Garmin Ltd., Vorstadt 40/42, 8200 Schaffhausen, Switzerland. The Annual Report on Form 10-K is available at www.garmin.com and is also available through the SEC’s Internet site at www.sec.gov  See the Invitation to the Annual General Meeting included at the beginning of this Proxy Statement for information on the physical inspection and delivery without charge of the 2010 Annual Report of Garmin containing the consolidated financial statements of Garmin for the fiscal year ended December 25, 2010 and the statutory financial statements of Garmin for the fiscal year ended December 25, 2010 as well as the Auditor’s Report.

APPENDIX A

FORM OF PROXIES

Proxy – GARMIN LTD.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS ON JUNE 3, 2011
PLEASE CHECK ONE OF THE FOLLOWING TWO BOXES
☐
The undersigned shareholder of Garmin Ltd., a Swiss company, hereby appoints Garmin Ltd. as true and lawful agent and proxy to represent the undersigned and vote all shares of Garmin Ltd. owned by the undersigned in all matters coming before the Annual General Meeting of Shareholders (or any adjournment thereof) to be held at the Ritz Charles, 9000 West 137th Street, Overland Park, Kansas 66221, on Friday, June 3, 2011, at 10:00 a.m. local time.

☐
The undersigned shareholder of Garmin Ltd., a Swiss company, hereby appoints the independent representative, Victoria Westerhaus, attorney-at-law, with full power of substitution, as true and lawful agent and proxy to represent the undersigned and vote all shares of Garmin Ltd. owned by the undersigned in all matters coming before the Annual General Meeting of Shareholders (or any adjournment thereof) to be held at the Ritz Charles, 9000 West 137th Street, Overland Park, Kansas 66221, on Friday, June 3, 2011, at 10:00 a.m. local time

This proxy, when properly executed, will be voted as specified.  If no specification is made, this proxy will be voted FOR Proposals 1, 2, 4, 5, 6 and 7; FOR the nominees listed in Proposal 3; and FOR 1 Year in Proposal 8.

Proxy card must be signed and dated.
CONTINUED ON THE REVERSE SIDE.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 2, 2011.
:	Vote by Internet
•	log onto the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website
(	Vote by Telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

The Board of Directors recommends a vote FOR Proposals 1, 2, 4, 5, 6 and 7.  The Board of Directors recommends a vote FOR the nominees listed in Proposal 3, and the Board of Directors recommends a vote FOR 1 Year in Proposal 8.

1.
Approval of Garmin Ltd.’s 2010 Annual Report, including the consolidated financial statements of Garmin Ltd. for the fiscal year ended December 25, 2010 and the statutory financial statements of Garmin Ltd. for the fiscal year ended December 25, 2010 and acknowledgement of the Auditor’s Report.

For	Against	Abstain

☐	☐	☐

2.	Discharge of members of the Board of Directors and the executive officers from liability for the fiscal year ended December 25, 2010.

For	Against	Abstain

☐	☐	☐

3.	Election of Directors:	For	Withhold		For	Withhold

	01 – Donald H. Eller Term expiring in 2014	☐	☐	02 – Clifton A. Pemble term expiring in 2014	☐	☐

4.
Ratification of the appointment of Ernst & Young LLP as Garmin Ltd.’s independent registered public accounting firm for the 2011 fiscal year and re-election of Ernst & Young Ltd. as Garmin Ltd’s statutory auditor for the 2011 fiscal year.

For	Against	Abstain

☐	☐	☐

5.
Approval of the appropriation of available earnings and the payment of a cash dividend in the aggregate amount of $2.00 per share out of Garmin Ltd’s general reserve from capital contribution in four installments.

For	Against	Abstain

☐	☐	☐

6.	Approval of the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan.

For	Against	Abstain

☐	☐	☐

7.	Advisory vote on executive compensation.

For	Against	Abstain

☐	☐	☐

8.	Advisory vote on the frequency of future advisory votes on executive compensation.

1 Year	2 Years	3 Years	Abstain

☐	☐	☐	☐

9.
In their discretion, the Proxies are authorized to vote with respect to any other matters that may properly come before the Annual General Meeting or any adjournment thereto, including matters incident to its conduct.

Change of Address – Please print new address below.

Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below
Please sign exactly as name(s) appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by duly authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please sign within the box.	Signature 2 - Please sign within the box.

/ /

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your voting instructions, you may choose one of the two voting methods outlined below to submit your voting instructions.  Your submission of voting instructions via the internet or telephone authorizes the Trustee of the Garmin International, Inc. 401(k) and Pension Plan (the “Trustee”) to execute a proxy card and vote your shares in the same manner as if you marked, signed, dated and returned the voting instruction card to the Trustee.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 27, 2011.
: Vote by Internet
• Log onto the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
( Vote by Telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Voting Instruction Card

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

The Board of Directors recommends a vote FOR Proposals 1, 2, 4, 5, 6 and 7.  The Board of Directors recommends a vote FOR the nominees listed in Proposal 3, and the Board of Directors recommends a vote FOR 1 Year in Proposal 8.

1.
Approval of Garmin Ltd.’s 2010 Annual Report, including the consolidated financial statements of Garmin Ltd. for the fiscal year ended December 25, 2010 and the statutory financial statements of Garmin Ltd. for the fiscal year ended December 25, 2010 and acknowledgement of the Auditor’s Report.

For	Against	Abstain

☐	☐	☐

2.	Discharge of members of the Board of Directors and the executive officers from liability for the fiscal year ended December 25, 2010.

For	Against	Abstain

☐	☐	☐

3.	Election of Directors:

	For	Withhold		For	Withhold

01 – Donald H. Eller Term expiring in 2014	☐	☐	02 – Clifton A. Pemble term expiring in 2014	☐	☐

4.
Ratification of the appointment of Ernst & Young LLP as Garmin Ltd.’s independent registered public accounting firm for the 2011 fiscal year and re-election of Ernst & Young Ltd. as Garmin Ltd’s statutory auditor for the 2011 fiscal year.

For	Against	Abstain

☐	☐	☐

5.
Approval of the appropriation of available earnings and the payment of a cash dividend in the aggregate amount of $2.00 per share out of Garmin Ltd.’s general reserve from capital contribution in four installments.

For	Against	Abstain

☐	☐	☐

6.	Approval of the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan.

For	Against	Abstain

☐	☐	☐

7.	Advisory vote on executive compensation.

For	Against	Abstain

☐	☐	☐

8.	Advisory vote on the frequency of future advisory votes on executive compensation.

1 Year	2 Years	3 Years	Abstain

☐	☐	☐	☐

9.
In their discretion, the Proxies are authorized to vote with respect to any other matters that may properly come before the Annual General Meeting or any adjournment thereto, including matters incident to its conduct.

Change of Address – Please print new address below.

Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below

Please sign exactly as name(s) appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please sign within the box.	Signature 2 - Please sign within the box.

/ /

VOTING INSTRUCTIONS – GARMIN LTD.

CONFIDENTIAL VOTING INSTRUCTIONS TO T. ROWE PRICE TRUST COMPANY AS TRUSTEE UNDER THE GARMIN INTERNATIONAL, INC. 401(k) AND PENSION PLAN

This voting instruction card is solicited by the Trustee.  I hereby direct that the voting rights pertaining to Common Shares of Garmin Ltd. held by the Trustee are allocated to my account shall be exercised at the Annual Meeting to be held on June 3, 2011, or any adjournment thereof, as specified hereon and in its discretion on all other matters that are properly brought before the Annual Meeting and matters incidental to such meeting.

If the voting instruction card is not returned, the Trustee must vote such shares in the same proportions as the shares for which voting instruction cards were received from the plan participants.

IMPORTANT:  IF YOU HAVE NOT SUBMITTED YOUR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET PLEASE SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE ON OR BEFORE 5:00 P.M., CENTRAL TIME, ON MAY 27, 2011.

DO NOT RETURN THIS CARD TO GARMIN LTD. AS YOUR VOTE IS CONFIDENTIAL.

SCHEDULE 1

Garmin Ltd.

2011 Non-Employee Directors' Equity
Incentive Plan

TABLE OF CONTENTS

Article 1. Establishment, Objectives and Duration		B-5
1.1.	Establishment of the Plan	B-5
1.2.	Objectives of the Plan	B-5
1.3.	Reallocation of Shares from Amended and Restated 2000 Non-Employee Directors' Option Plan	B-5
1.4.	Duration of the Plan	B-5

Article 2. Definitions		B-5

2.1.	"Article"	B-5
2.2.	"Award"	B-5
2.3.	"Award Agreement"	B-6
2.4.	"Beneficial Owner"	B-6
2.5.	"Board"	B-6
2.6.	"Bonus Shares"	B-6
2.7.	"Business Criteria"	B-6
2.8.	"Cause"	B-6
2.9.	"Change of Control"	B-6
2.10.	"Change of Control Value"	B-7
2.11.	"Code"	B-7
2.12.	"Company"	B-7
2.13.	"Disabled" or "Disability"	B-7
2.14.	"Effective Date"	B-7
2.15.	"Eligible Director"	B-7
2.16.	"Exchange Act"	B-8
2.17.	"Excluded Person"	B-8
2.18.	"Exempt Reorganization Transaction"	B-8
2.19.	"Fair Market Value"	B-8
2.20.	"Freestanding SAR"	B-8
2.21.	"Grant Date"	B-8
2.22.	"Grantee"	B-8
2.23.	"Including" or "includes"	B-8
2.24.	"Incumbent Directors"	B-9
2.25.	"Mandatory Retirement Age"	B-9
2.26.	"Option"	B-9
2.27.	"Option Price"	B-9
2.28.	"Option Term"	B-9
2.29.	"Performance Award"	B-9
2.30.	"Performance Period"	B-9
2.31.	"Performance Share" or "Performance Unit"	B-9
2.32.	"Person"	B-9
2.33.	"Plan"	B-9
2.34.	"Plan Committee"	B-9
2.35.	"Reorganization Transaction"	B-9

2.36.	"Restricted Shares"	B-10
2.37.	"Restricted Stock Units"	B-10
2.38.	"Restriction"	B-10
2.39.	"Rule 16b-3"	B-10
2.40.	"SAR"	B-10
2.41.	"SAR Term"	B-10
2.42.	"SEC"	B-10
2.43.	"Section"	B-10
2.44.	"Section 16 Person"	B-10
2.45.	"Share"	B-10
2.46.	"Subsidiary"	B-10
2.47.	"Substitute Option"	B-10
2.48.	"Surviving Corporation"	B-11
2.49.	"Tandem SAR"	B-11
2.50.	"Termination of Affiliation"	B-11
2.51.	"Voting Securities"	B-11
2.52.	"2000 Plan"	B-11
2.53.	"2000 Plan Shares"	B-11

Article 3. Administration		B-11

3.1.	Board and Plan Committee	B-11
3.2.	Powers of the Board	B-12

Article 4. Shares Subject to the Plan		B-13

4.1.	Number of Shares Available	B-13
4.2.	Adjustments in Shares	B-14

Article 5. Eligibility and General Conditions of Awards		B-14

5.1.	Eligibility	B-14
5.2.	Grant Date	B-14
5.3.	Maximum Term	B-14
5.4.	Award Agreement	B-14
5.5.	Restrictions on Share Transferability	B-15
5.6.	Termination of Affiliation	B-15
5.7.	Nontransferability of Awards.	B-18
5.8.	Performance Awards	B-19

Article 6. Stock Options		B-21

6.1.	Grant of Options	B-21
6.2.	Award Agreement	B-21
6.3.	Option Price	B-21
6.4.	Exercise of Options	B-22

Article 7. Stock Appreciation Rights		B-22

7.1.	Grant of SARs	B-22
7.2.	SAR Award Agreement	B-23
7.3.	Exercise of SARs	B-23

7.4.	Expiration of SARs	B-23
7.5.	Payment of SAR Amount	B-23

Article 8. Restricted Shares and Bonus Shares		B-24

8.1.	Grant of Restricted Shares	B-24
8.2.	Bonus Shares	B-24
8.3.	Award Agreement	B-24
8.4.	Consideration	B-24
8.5.	Effect of Forfeiture	B-24
8.6.	Escrow	B-24
8.7.	Notification under Code Section 83(b)	B-25

Article 9. Restricted Stock Units		B-25

9.1.	Grant of Restricted Stock Units	B-25
9.2.	Award Agreement	B-25
9.3.	Crediting Restricted Stock Units	B-25
9.4.	Settlement of RSU Accounts	B-26

Article 10. Performance Units and Performance Shares		B-26

10.1.	Grant of Performance Units and Performance Shares	B-26
10.2.	Value/Performance Goals	B-26
10.3.	Payment of Performance Units and Performance Shares	B-26
10.4.	Form and Timing of Payment of Performance Units and Performance Shares	B-26

Article 11. Beneficiary Designation		B-27

Article 12. Amendment, Modification, and Termination		B-27

12.1.	Amendment, Modification, and Termination	B-27
12.2.	Adjustments Upon Certain Unusual or Nonrecurring Events	B-27
12.3.	Awards Previously Granted	B-27
12.4.	Adjustments in Connection with Change of Control	B-28
12.5.	Prohibition on Repricings	B-28

Article 13. Withholding Tax		B-29

Article 14. Additional Provisions		B-29

14.1.	Successors	B-29
14.2.	Gender and Number	B-29
14.3.	Severability	B-29
14.4.	Requirements of Law	B-29
14.5.	Securities Law Compliance.	B-30
14.6.	No Rights as a Shareholder	B-30
14.7.	Compliance with Code Section 409A	B-30
14.8.	Nature of Payments	B-32
14.9.	Military Service	B-32
14.10	Data Protection	B-32
14.11	Governing Law	B-32

GARMIN LTD.
2011 Non-Employee Directors' Equity Incentive Plan

Article 1.  Establishment, Objectives and Duration

1.1.
Establishment of the Plan.  The Board of Directors (the “Board”) of Garmin Ltd., a Swiss company (the "Company"), hereby establishes the incentive compensation plan to be known as the Garmin Ltd. 2011 Non-Employee Directors' Equity Incentive Plan (the "Plan").  Subject to approval of the shareholders of the Company, the Plan was adopted by the Board of Directors on ______________________ to be effective ________________.

1.2.
Objectives of the Plan.  The Plan is intended to allow Eligible Directors of the Company to acquire or increase equity ownership in the Company, or to be compensated under the Plan based on growth in the Company's equity value, thereby strengthening their commitment to the success of the Company, aligning their interests with those of the shareholders of the Company, and to assist the Company in attracting and retaining experienced and knowledgeable individuals to serve as directors.

1.3.
Reallocation of Shares from Amended and Restated 2000 Non-Employee Directors' Option Plan. From and after the Effective Date, the following Shares from the Garmin Ltd. Amended and Restated 2000 Non-Employee Directors' Option Plan (the "2000 Plan") shall be available for issuance pursuant to the Plan: (i) all Shares available for the grant of options under the 2000 Plan as of the Effective Date and (ii) with respect to outstanding options under the 2000 Plan as of the Effective Date that for any reason expire or are cancelled or terminated thereafter without having been exercised or vested in full, as the case may be, all Shares allocable to the unexercised or unvested portion of each such option (collectively, the "2000 Plan Shares").  Following the Effective Date, no additional options shall be granted under the 2000 Plan.  From and after the Effective Date, all outstanding options granted under the 2000 Plan shall remain subject to the terms of the 2000 Plan.  All Awards granted on or after the Effective Date of this Plan will be subject to the terms of this Plan.

1.4.
Duration of the Plan.  The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 12 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.

Article 2.  Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1.	"Article" means an Article of the Plan.

2.2.	"Award" means Options, Restricted Shares, Bonus Shares, SARs, Restricted Stock Units, Performance Units or Performance Shares granted under the Plan.

2.3.	"Award Agreement" means a written agreement by which an Award is evidenced.

2.4.	"Beneficial Owner" has the meaning specified in Rule 13d-3 of the SEC under the Exchange Act.

2.5.	"Board" means the Board of Directors of the Company.

2.6.	"Bonus Shares" means Shares that are awarded to a Grantee without cost and without restrictions in recognition of past performance.

2.7.	"Business Criteria" has the meaning set forth in Section 5.8(c).

2.8.
"Cause" means, (i)  an Eligible Director’s conviction of a felony or other crime involving fraud, dishonesty or moral turpitude; (ii)  willful or reckless material misconduct in an Eligible Director’s performance of his or her duties as a Director; or (iii) an Eligible Director’s habitual neglect of duties; provided, that an Eligible Director who agrees to resign from his or her position on the Board in lieu of being removed for Cause, may be deemed to have been removed for Cause for purposes of this Plan.

2.9.	"Change of Control" means, unless otherwise defined in an Award Agreement, any one or more of the following:

(a)
any Person other than (i) a Subsidiary, (ii) any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries or (iii) any Excluded Person, becomes the Beneficial Owner of 35% or more of the shares of the Company representing 35% or more of the combined voting power of the Company (such a person or group, a "35% Owner"), except that (i) no Change of Control shall be deemed to have occurred solely by reason of such beneficial ownership by a corporation with respect to which both more than 60% of the common shares of such corporation and Voting Securities representing more than 60% of the aggregate voting power of such corporation are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the shares of the Company immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the shares of the Company, as the case may be and (ii) such corporation shall not be deemed a 35% Owner; or

(b)	the Incumbent Directors (determined using the Effective Date as the baseline date) cease for any reason to constitute at least a majority of the directors of the Company then serving; or

(c)
the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, reorganization, consolidation, or similar transaction, or the sale or other disposition of all or substantially all (at least 40%) of the consolidated assets of the Company or a resolution of dissolution of the Company (any of the foregoing transactions, a "Reorganization Transaction") which is not an Exempt Reorganization Transaction.

The definition of "Change of Control" may be amended at any time prior to the occurrence of a Change of Control, and such amended definition shall be applied to all Awards granted under the Plan whether or not outstanding at the time such definition is amended, without requiring the consent of any Grantee.  Notwithstanding the occurrence of any of the foregoing events, (a) a Change of Control shall be deemed not to have occurred with respect to any Section 16 Person if such Section 16 Person is, by agreement (written or otherwise), a participant on such Section 16 Person's own behalf in a transaction which causes the Change of Control to occur and (b) a Change of Control shall not occur with respect to a Grantee if, in advance of such event, the Grantee agrees in writing that such event shall not constitute a Change of Control.

2.10.	"Change of Control Value" means the Fair Market Value of a Share on the date of a Change of Control.

2.11.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and regulations and rulings thereunder.  References to a particular section of the Code include references to successor provisions of the Code or any successor statute.

2.12.	"Company" has the meaning set forth in Section 1.1.

2.13.
"Disabled" or "Disability" means an individual (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than 3 months under a Company-sponsored accident and health plan.

2.14.	"Effective Date" has the meaning set forth in Section 1.1.

2.15.
"Eligible Director" means any individual serving as a director on the Board. A director who is an officer of the Company or a Subsidiary or otherwise employed by the Company or a Subsidiary shall not be an Eligible Director; provided, however, an individual who, but for this sentence is otherwise an Eligible Director, ceases providing services as a Director and immediately begins providing services as an employee of the Company or a Subsidiary shall be ineligible to receive any new Awards under this Plan but, with respect to any existing Award held by such individual, shall be deemed to continue to be an Eligible Director under this Plan until he or she experiences a Termination of Affiliation.

2.16.	"Exchange Act" means the Securities Exchange Act of 1934, as amended. References to a particular section of the Exchange Act include references to successor provisions.

2.17.
"Excluded Person" means any Person who, along with such Person's Affiliates and Associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) is the Beneficial Owner of 15% or more of the Shares outstanding as of the Effective Date.

2.18.
"Exempt Reorganization Transaction" means a Reorganization Transaction which (i) results in the Persons who were the direct or indirect owners of the outstanding shares of the Company immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners of both more than 60% of the then-outstanding common shares of the Surviving Corporation and Voting Securities representing more than 60% of the aggregate voting power of the Surviving Corporation, in substantially the same respective proportions as such Persons' ownership of the shares of the Company immediately before such Reorganization Transaction, or (ii) after such transaction, more than 50% of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board's approval of the agreement providing for the Reorganization Transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two-thirds of the members who were members of the Board at that time).

2.19.
"Fair Market Value" means, unless otherwise determined or provided by the Board in the circumstances, (A) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Board, and (B) with respect to Shares, (i) the last sale price (also referred to as the closing price) of a Share on such U.S. securities exchange as the Shares are then traded, for the applicable date, (ii) if such U.S. securities exchange is closed for trading on such date, or if the Shares do not trade on such date, then the last sales price used shall be the one on the date the Shares last traded on such U.S. securities exchange, or (iii) in the event that there shall be no public market for the Shares, the fair market value of the Shares as determined in good faith by the Board using a method consistently applied.

2.20.	"Freestanding SAR" means any SAR that is granted independently of any Option.

2.21.	"Grant Date" has the meaning set forth in Section 5.2.

2.22.	"Grantee" means an Eligible Director who has been granted an Award.

2.23.	"Including" or "includes" mean "including, without limitation," or "includes, without limitation", respectively.

2.24.
"Incumbent Directors" means, as of any specified baseline date, individuals then serving as members of the Board who were members of the Board as of the date immediately preceding such baseline date; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election by shareholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of a majority of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a "tender offer" (as such term is used in Section 14(d) of the Exchange Act), or (iii) a proposed Reorganization Transaction.

2.25.	"Mandatory Retirement Age" means the age for mandatory retirement according to the policy of the Board, if any, in place from time to time.

2.26.	"Option" means an option granted under Article 6 of the Plan.

2.27.	"Option Price" means the price at which a Share may be purchased by a Grantee pursuant to an Option.

2.28.
"Option Term" means the period beginning on the Grant Date of an Option and ending on the expiration date of such Option, as specified in the Award Agreement for such Option and as may, consistent with the provisions of the Plan, be extended from time to time by the Board prior to the expiration date of such Option then in effect.

2.29.
"Performance Award" means any Award that will be issued, granted, vested, exercisable or payable, as the case may be, upon the achievement of one or more Business Criteria, as set forth in Section 5.8.

2.30.	"Performance Period" has the meaning set forth in Section 10.2.

2.31.	"Performance Share" or "Performance Unit" means the Awards described in Article 10.

2.32.	"Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

2.33.	"Plan" has the meaning set forth in Section 1.1.

2.34.	"Plan Committee" has the meaning set forth in Section 3.1.

2.35.	"Reorganization Transaction" has the meaning set forth in Section 2.9(c).

2.36.	"Restricted Shares" means Shares that are issued as an Award under the Plan that is subject to Restrictions.

2.37.
"Restricted Stock Units" means units awarded to Grantees pursuant to Article 9 hereof, which are convertible into Shares at such time as such units are no longer subject to Restrictions as established by the Board.

2.38.
"Restriction" means any restriction on a Grantee's free enjoyment of the Shares or other rights underlying Awards, including (a) that the Grantee or other holder may not sell, transfer, pledge, or assign a Share or right, and (b) such other restrictions as the Board may impose in the Award Agreement that are permissible under Swiss law. Restrictions may be based on the passage of time or the satisfaction of performance criteria or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Board shall specify. Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as the Board shall determine.

2.39.	"Rule 16b-3" means Rule 16b-3 promulgated by the SEC under the Exchange Act, together with any successor rule, as in effect from time to time.

2.40.	"SAR" means a stock appreciation right and includes both Tandem SARs and Freestanding SARs.

2.41.
"SAR Term" means the period beginning on the Grant Date of a SAR and ending on the expiration date of such SAR, as specified in the Award Agreement for such SAR and as may, consistent with the provisions of the Plan, be extended from time to time by the Board prior to the expiration date of such SAR then in effect.

2.42.	"SEC" means the United States Securities and Exchange Commission, or any successor thereto.

2.43.	"Section" means, unless the context otherwise requires, a Section of the Plan.

2.44.	"Section 16 Person" means a person who is subject to obligations under Section 16 of the Exchange Act with respect to transactions involving equity securities of the Company.

2.45.	"Share" means a registered share, CHF 10 par value, of the Company.

2.46.
"Subsidiary" means with respect to any Person (a) any corporation of which more than 50% of the Voting Securities are at the time, directly or indirectly, owned by such Person, and (b) any partnership or limited liability company in which such Person has a direct or indirect interest (whether in the form of voting power or participation in profits or capital contribution) of more than 50%.

2.47.	"Substitute Option" has the meaning set forth in Section 6.3.

2.48.
"Surviving Corporation" means the corporation resulting from a Reorganization Transaction or, if Voting Securities representing at least 50% of the aggregate voting power of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

2.49.
"Tandem SAR" means a SAR that is granted in connection with, or related to, an Option, and which requires forfeiture of the right to purchase an equal number of Shares under the related Option upon the exercise of such SAR; or alternatively, which requires the cancellation of an equal amount of SARs upon the purchase of the Shares subject to the Option.

2.50.
"Termination of Affiliation" occurs on the first day on which an individual is for any reason no longer providing services to the Company in the capacity as an Eligible Director; provided, however, if an Eligible Director ceases providing services as a Director and immediately begins providing services as an employee, the individual will not be considered to have a Termination of Affiliation unless otherwise determined by the Board and as permitted under Code Section 409A.  A Termination of Affiliation shall have the same meaning as a "separation from service" under Code Section 409A(2)(A)(i).

2.51.
"Voting Securities" of a corporation means securities of such corporation that are entitled to vote generally in the election of directors, but not including any other class of securities of such corporation that may have voting power by reason of the occurrence of a contingency.

2.52.	"2000 Plan" shall have the meaning set forth in Section 1.03.

2.53.	"2000 Plan Shares" shall have the meaning set forth in Section 1.03.

Article 3.  Administration

3.1.
Board and Plan Committee.  Subject to Article 12, and to Section 3.2, the Plan shall be administered by the Board, or a committee of the Board appointed by the Board to administer the Plan ("Plan Committee").  To the extent the Board considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the Plan Committee shall consist of two or more directors of the Company, all of whom qualify as "non-employee directors" within the meaning of Rule 16b-3. The number of members of the Plan Committee shall from time to time be increased or decreased, and shall be subject to such conditions, including, but not limited to having exclusive authority to make certain grants of Awards or to perform such other acts, in each case as the Board deems appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 as then in effect.

Any references herein to "Board" are, except as the context requires otherwise, references to the Board or the Plan Committee, as applicable.

3.2.	Powers of the Board. Subject to the express provisions of the Plan, the Board has full and final authority and sole discretion as follows:

(a)
taking into consideration the reasonable recommendations of management, to determine when, to whom and in what types and amounts Awards should be granted and the terms and conditions applicable to each Award, including the Option Price, the Option Term, the Restrictions, the benefit payable under any SAR, Performance Unit or Performance Share and whether or not specific Awards shall be granted in connection with other specific Awards, and if so whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards;

(b)
to determine the amount, if any, that a Grantee shall pay for Restricted Shares, whether and on what terms to permit or require the payment of cash dividends thereon to be deferred, when Restrictions on Restricted Shares (including Restricted Shares acquired upon the exercise of an Option) shall  lapse and whether such shares shall be held in escrow;

(c)	to construe and interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan;

(d)
to make, amend, and rescind rules relating to the Plan, including rules with respect to the exercisability and nonforfeitability of Awards and lapse of Restrictions upon the Termination of Affiliation of a Grantee;

(e)
to determine the terms and conditions of all Award Agreements (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided that the consent of the Grantee shall not be required for any amendment which (A) does not adversely affect the rights of the Grantee, or (B) is necessary or advisable (as determined by the Board) to carry out the purpose of the Award as a result of any new or change in existing applicable law;

(f)
to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor; provided that any replacement grant that would be considered a repricing shall be subject to shareholder approval;

(g)
to accelerate the exercisability (including exercisability within a period of less than six months after the Grant Date) of, and to accelerate or waive any or all of the terms  conditions or Restrictions applicable to, any Award or any group of Awards for any reason and at any time, including in connection with a Termination of Affiliation;

(h)	subject to Section 5.3, to extend the time during which any Award or group of Awards may be exercised;

(i)	to make such adjustments or modifications to Awards to Grantees who are located outside the United States as are advisable to fulfill the purposes of the Plan or to comply with applicable local law;

(j)
to delegate to any member of the Board or committee of Board members such of its powers as it deems appropriate, including the power to subdelegate, except that only a member of the Board of Directors of the Company (or a committee thereof) may grant Awards from time to time to specified categories of Eligible Directors in amounts and on terms to be specified by the Board; provided that no such grants shall be made other than by the Board or the Plan Committee to individuals who are then Section 16 Persons;

(k)
to delegate to officers, employees or independent contractors of the Company matters involving the routine administration of the Plan and which are not specifically required by any provision of the Plan to be performed by the Board of Directors of the Company;

(l)
to correct any defect or supply any omission or reconcile any inconsistency, and construe and interpret the Plan, the rules and regulations, any Award Agreement or any other instrument entered into or relating to an Award under the Plan, and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(m)
to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Board may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee; and

(n)	to take any other action with respect to any matters relating to the Plan for which it is responsible.

All determinations on any matter relating to the Plan or any Award Agreement may be made in the sole and absolute discretion of the Board, and to the fullest extent permitted by the applicable law all such determinations of the Board shall be final, conclusive and binding on all Persons.  To the fullest extent permitted by the applicable law no member of the Board shall be liable for any action or determination made with respect to the Plan or any Award.

Article 4.  Shares Subject to the Plan

4.1.
Number of Shares Available.  Subject to adjustment as provided in Section 4.2, the Shares reserved for delivery under the Plan shall consist of the 2000 Plan Shares.  If any Shares subject to an Award granted hereunder are forfeited or an Award or any portion thereof otherwise terminates or is settled without the issuance of Shares, the Shares subject to such Award, to the extent of any such forfeiture, termination or settlement, shall again be available for grant under the Plan.  The Board may from time to time determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan.

4.2.	Adjustments in Shares.

(a)
Adjustment Principle.  In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, subdivision, consolidation or reduction of capital, reorganization, merger, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property of the Company or any Person that is a party to a Reorganization Transaction with the Company) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property of the Company or any Person that is a party to a Reorganization Transaction with the Company) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award or the substitution of other property for Shares subject to an outstanding Award; provided, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

Article 5.  Eligibility and General Conditions of Awards

5.1.	Eligibility. The Board may grant Awards to any Eligible Director, whether or not he or she has previously received an Award.

5.2.
Grant Date.  The Grant Date of an Award shall be the date on which the Board grants the Award or such later date as specified by the Board (i) in the Board's resolutions or minutes addressing the Award grants or (ii) in the Award Agreement.

5.3.
Maximum Term.  Subject to the following proviso, the Option Term or other period during which an Award may be outstanding shall not extend more than 10 years after the Grant Date, and shall be subject to earlier termination as herein specified.

5.4.
Award Agreement.  To the extent not set forth in the Plan, the terms and conditions of each Award (which need not be the same for each grant or for each Grantee) shall be set forth in an Award Agreement.

5.5.
Restrictions on Share Transferability.  The Board may include in the Award Agreement such restrictions on any Shares acquired pursuant to the exercise or vesting of an Award as it may deem advisable, including restrictions under applicable federal securities laws.

5.6.
Termination of Affiliation.  Except as otherwise provided in an Award Agreement (including an Award Agreement as amended by the Board pursuant to Section 3.2), and subject to the provisions of Section 12.1, the extent to which the Grantee shall have the right to exercise, vest in, or receive payment in respect of an Award following Termination of Affiliation shall be determined in accordance with the following provisions of this Section 5.6.

(a)           For Cause.  If a Grantee has a Termination of Affiliation for Cause:

(i)
the Grantee's Restricted Shares that are forfeitable immediately before such Termination of Affiliation shall automatically be forfeited on such date, subject in the case of Restricted Shares to the provisions of Section 8.5 regarding repayment of certain amounts to the Grantee;

(ii)	the Grantee's Restricted Stock Units shall automatically be forfeited; and

(iii)
any unexercised Option or SAR, and any Performance Share or Performance Unit with respect to which the Performance Period has not ended immediately before such Termination of Affiliation, shall terminate effective immediately upon such Termination of Affiliation.

(b)
On Account of Death, Disability, Retirement or Mandatory Retirement.  If a Grantee has a Termination of Affiliation on account of death, Disability or retirement on or after attaining Mandatory Retirement Age:

(i)	the Grantee's Restricted Shares that were forfeitable immediately before such Termination of Affiliation shall thereupon become nonforfeitable;

(ii)	the Grantee’s Restricted Stock Units shall immediately be settled in accordance with Section 9.4;

(iii)
any unexercised Option or SAR, whether or not exercisable immediately before such Termination of Affiliation, shall be fully exercisable and may be exercised, in whole or in part, at any time up to one year after such Termination of Affiliation (but only during the Option Term or SAR Term, respectively) by the Grantee or, after his or her death, by (A) his or her legal personal representative or the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (B) the Grantee's beneficiary designated in accordance with Article 11; and

(iv)
the benefit payable with respect to any Performance Share or Performance Unit with respect to which the Performance Period has not ended immediately before such Termination of Affiliation on account of death or Disability shall be equal to the product of the Fair Market Value of a Share as of the date of such Termination of Affiliation or the value of the Performance Unit specified in the Award Agreement (determined as of the date of such Termination of Affiliation), as applicable, multiplied successively by each of the following:

(A)
a fraction, the numerator of which is the number of months (including as a whole month any partial month) that have elapsed since the beginning of such Performance Period until the date of such Termination of Affiliation and the denominator of which is the number of months (including as a whole month any partial month) in the Performance Period; and

(B)
a percentage determined by the Board that would be earned under the terms of the applicable Award Agreement assuming that the rate at which the performance goals have been achieved as of the date of such Termination of Affiliation would continue until the end of the Performance Period, or, if the Board elects to compute the benefit after the end of the Performance Period, the performance percentage, as determined by the Board, attained during the Performance Period.

(c)
Involuntary Removal.  If an Eligible Director is removed by the Company other than for Cause including, but not limited to, the Company’s decision not to slate such Eligible Director for reelection, then:

(i)	the Grantee’s Restricted Shares that were forfeitable shall thereupon become nonforfeitable;

(ii)	the Grantee’s Restricted Stock Units shall immediately be settled in accordance with Section 9.4;

(iii)
any unexercised Option or SAR, whether or not exercisable on the date of such Termination of Affiliation, shall thereupon be fully exercisable and may be exercised, in whole or in part for ninety (90) days following such Termination of Affiliation (but only during the Option Term or SAR Term, respectively); and

(iv)
the Company shall immediately pay to the Grantee, with respect to any Performance Share or Performance Unit with respect to which the Performance Period has not ended as of the date of such Termination of Affiliation, a cash payment equal to the product of (A) with respect to a Performance Share either (I) in the case of an Involuntary Removal occurring within the one-year period immediately following a Change of Control, the Change of Control Value or (II) in the case of an Involuntary Removal outside of the one-year period immediately following a Change of Control, the Fair Market Value on the effective date of the Grantee's Termination of Affiliation, or (B) in the case of a Performance Unit, the value of the Performance Unit specified in the Award Agreement, as applicable, multiplied successively by each of the following:

(A)
a fraction, the numerator of which is the number of whole and partial months that have elapsed between the beginning of such Performance Period and the date of such Termination of Affiliation and the denominator of which is the number of whole and partial months in the Performance Period; and

(B)
a percentage equal to a greater of (x) the target percentage, if any, specified in the applicable Award Agreement or (y) the maximum percentage, if any, that would be earned under the terms of the applicable Award Agreement assuming that the rate at which the performance goals have been achieved as of the date of such Termination of Affiliation would continue until the end of the Performance Period.

(d)
Any Other Reason.  If an Eligible Director has a Termination of Affiliation for any other reason including, but not limited to, failure to be reelected to the Board or voluntary resignation (including failure to run for reelection), then:

(i)
the Grantee's Restricted Shares, to the extent forfeitable immediately before such Termination of Affiliation, shall thereupon automatically be forfeited, subject in the case of Restricted Shares to the provisions of Section 8.5 regarding repayment of certain amounts to the Grantee;

(ii)	the Grantee's Restricted Stock Units shall automatically be forfeited;

(iii)
any unexercised Option or SAR, to the extent exercisable immediately before such Termination of Affiliation, shall remain exercisable in whole or in part for ninety (90) days after such Termination of Affiliation (but only during the Option Term or SAR Term, respectively) by the Grantee or, after his or her death, by (A) his or her legal personal representative or the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (B) the Grantee's beneficiary designated in accordance with Article 11; and

(iv)
any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the date of such Termination of Affiliation shall terminate immediately upon such Termination of Affiliation.

5.7.	Nontransferability of Awards.

(a)
Except as provided in Section 5.7(c) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee's lifetime, or, if permissible under applicable law, by the Grantee's guardian or legal personal representative.

(b)
Except as provided in Section 5.7(c) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c)
To the extent and in the manner permitted by the Board, and subject to such terms and conditions as may be prescribed by the Board, a Grantee may transfer an Award to (i) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee, (including adoptive relationships), (ii) any person sharing the Grantee's household (other than a tenant or employee), (iii) a trust in which persons described in (i) or (ii) have more than 50% of the beneficial interest, (iv) a foundation in which persons described in (i) or (ii) or the Grantee own more than 50% of the voting interests; provided such transfer is not for value.  The following shall not be considered transfers for value:  (I) a transfer under a domestic relations order in settlement of marital property rights; and (II) a transfer to an entity in which more than 50% of the voting interests are owned by persons described in (i) or (ii) above or the Grantee, in exchange for an interest in that entity.

5.8.	Performance Awards.

(a)
General. Any type of Award that is eligible to be granted under the Plan may be granted to Eligible Directors subject to or conditional upon one or more performance conditions ("Performance Awards").  The grant, vesting, exercisability or payment of Performance Awards may depend on the degree of achievement of one or more performance goals relative to a preestablished target level or levels using one or more of the Business Criteria set forth below.

(b)	Class. All Eligible Directors are eligible to receive Performance Awards.

(c)
Performance Goals.  The specific performance goals for Performance Awards shall be, on an absolute or relative basis, established based on one or more of the following business criteria ("Business Criteria") for the Company on a segregated or consolidated basis or for one or more of the Company's subsidiaries, segments, divisions, or business units, as selected by the Board:

(i)	Earnings (either in the aggregate or on a per-Share basis);

(ii)	Operating profit (either in the aggregate or on a per-Share basis);

(iii)	Operating income (either in the aggregate or on a per-Share basis);

(iv)	Net earnings on either a LIFO or FIFO basis (either in the aggregate or on a per-Share basis);

(v)	Net income or loss (either in the aggregate or on a per-Share basis);

(vi)	Ratio of debt to debt plus equity;

(vii)	Net borrowing;

(viii)	Credit quality or debt ratings;

(ix)	Inventory levels, inventory turn or shrinkage;

(x)	Cash flow provided by operations (either in the aggregate or on a per-Share basis);

(xi)	Free cash flow (either in the aggregate or on a per-Share basis);

(xii)	Reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more business units;

(xiii)	Operating and maintenance cost management and employee productivity;

(xiv)	Gross margin;

(xv)	Return measures (including return on assets, equity, or sales);

(xvi)	Productivity increases;

(xvii)
Share price (including attainment of a specified per-Share price during the relevant performance period; growth measures and total shareholder return or attainment by the Shares of a specified price for a specified period of time);

(xviii)	Where applicable, growth or rate of growth of any of the above Business Criteria set forth in this Section 5.8(c);

(xix)
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

(xx)	Achievement of business or operational goals such as market share and/or business development; and/or

(xxi)	Accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions;

(xxii)
provided that applicable Business Criteria may be applied on a pre- or post-tax basis; and provided further that the Board may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.  As established by the Board, the Business Criteria may include, without limitation, GAAP and non-GAAP financial measures. In addition to the foregoing performance goals, the performance goals shall also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which are incorporated herein by reference.

(d)
Flexibility as to Timing, Weighting, Applicable Business Unit.  The Board shall have full discretion as to when the applicable Business Criteria are established.  The levels of performance required with respect to Business Criteria may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Business Criteria may differ for Awards to different Grantees. The Board shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Business Criteria may apply to a Grantee, to the Company as a whole, to one or more Subsidiaries or to a department, unit, division or function within the Company, within any one or more Subsidiaries or any one or more joint ventures of which the Company is a party, and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

(e)
Discretion to Adjust.  The Board shall have full discretion to adjust the determinations of the degree of attainment of the performance goals or to alter the governing Business Criteria applicable to any Award at any time.

Article 6.  Stock Options

6.1.
Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to any Eligible Director in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board.  Without limiting the generality of the foregoing, the Board may grant to any Eligible Director, or permit any Eligible Director to elect to receive, an Option in lieu of or in substitution for any other compensation (whether payable currently or on a deferred basis, and whether payable under the Plan or otherwise) which such Eligible Director may be eligible to receive from the Company, which Option may have a value (as determined by the Board under Black-Scholes or any other option valuation method) that is equal to or greater than the amount of such other compensation.

6.2.
Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the Option Term, the number of shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Board shall determine.

6.3.
Option Price.  The Option Price of an Option under the Plan shall be determined by the Board, and shall be the higher of 100% of the Fair Market Value of a Share on the Grant Date or 100% of the par value of a Share; provided, however, that any Option ("Substitute Option") that is (x) granted to a Grantee in connection with the acquisition ("Acquisition"), however effected, by the Company of another corporation or entity ("Acquired Entity") or the assets thereof, (y) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof ("Acquired Entity Option") held by such Grantee immediately prior to such Acquisition, and (z) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, shall be granted such that such option substitution is completed in conformity with the rules set forth in Section 424(a) of the Code.

6.4.
Exercise of Options.  Options shall be exercised by the delivery of a written notice of exercise to the Company or its designee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares as instructed by the Board or, subject to the approval of the Board pursuant to procedures approved by the Board,

(a)
through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise,

(b)	through simultaneous sale through a broker of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board,

(c)
by transfer to the Company of the number of Shares then owned by the Grantee, the Fair Market Value of which equals the purchase price of the Shares purchased in connection with the Option exercise, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Grantee for such minimum period of time as may be established from time to time by the Board; and provided further that the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Options shall be the Fair Market Value as of the exercise date, which shall be the date of delivery of the certificates for the Stock used as payment of the exercise price.  For purposes of this Section 6.4, in lieu of actually transferring to the Company the number of Shares then owned by the Grantee, the Board may, in its discretion permit the Grantee to submit to the Company a statement affirming ownership by the Grantee of such number of Shares and request that such Shares, although not actually transferred, be deemed to have been transferred by the Grantee as payment of the exercise price, or

(d)
by a "net exercise" arrangement pursuant to which the Company will not require a payment of the Option Price but will reduce the number of Shares upon the exercise by the largest number of whole shares that has a Fair Market Value on the date of exercise that does not exceed the aggregate Option Price.  With respect to any remaining balance of the aggregate option price, the Company will accept a cash payment from the Grantee.

Article 7.  Stock Appreciation Rights

7.1.
Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to any Eligible Director at any time and from time to time as shall be determined by the Board in its sole discretion.  The Board may grant Freestanding SARs or Tandem SARs, or any combination thereof.

(a)	Number of Shares. The Board shall have complete discretion to determine the number of SARs granted to any Grantee, subject to the limitations imposed in the Plan and by applicable law.

(b)
Exercise Price and Other Terms.  All SARs shall be granted with an exercise price no less than the Fair Market Value of the underlying Shares on the SARs' Grant Date.  The Board, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan.  The exercise price per Share of Tandem SARs shall equal the exercise price per Share of the related Option.

7.2.
SAR Award Agreement.  Each SAR granted under the Plan shall be evidenced by a written SAR Award Agreement which shall be entered into by the Company and the Grantee to whom the SAR is granted and which shall specify the exercise price per share, the SAR Term, the conditions of exercise, and such other terms and conditions as the Board in its sole discretion shall determine.

7.3.
Exercise of SARs.  SARs shall be exercised by the delivery of a written notice of exercise to the Company or its designee, setting forth the number of Shares over which the SAR is to be exercised.  Tandem SARs (a) may be exercised with respect to all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option; (b) may be exercised only with respect to the Shares for which its related Option is then exercisable; and (c) may be exercised only when the Fair Market Value of the Shares subject to the Option exceeds the Option Price of the Option.  The value of the payment with respect to the Tandem SAR may be no more than 100% of the difference between the Option Price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the Tandem SAR is exercised.

7.4.
Expiration of SARs.  A SAR granted under the Plan shall expire on the date set forth in the SAR Award Agreement, which date shall be determined by the Board in its sole discretion.  Unless otherwise specifically provided for in the SAR Award agreement, a Tandem SAR granted under the Plan shall be exercisable at such time or times and only to the extent that the related Option is exercisable.  The Tandem SAR shall terminate and no longer be exercisable upon the termination or exercise of the related Options, except that Tandem SARs granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SARs.

7.5.
Payment of SAR Amount.  Upon exercise of a SAR, a Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the positive difference between the Fair Market Value of a Share on the date of exercise over the exercise price per Share by (ii) the number of Shares with respect to which the SAR is exercised.  The payment upon a SAR exercise shall be solely in whole Shares of equivalent value.  Fractional Shares shall be rounded down to the nearest whole Share with no cash consideration being paid upon exercise.

Article 8.  Restricted Shares and Bonus Shares

8.1.
Grant of Restricted Shares.  Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Restricted Shares to any Eligible Director in such amounts as the Board shall determine.

8.2.
Bonus Shares.  Subject to the terms of the Plan, the Board may grant Bonus Shares to any Eligible Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the Board.  Bonus Shares shall be Shares issued without any Restriction.

8.3.
Award Agreement.  Each grant of Restricted Shares shall be evidenced by an Award Agreement, which shall specify the Restrictions and the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Board shall determine.  The Board may impose such Restrictions on any Restricted Shares as it may deem advisable, including Restrictions based upon the achievement of specific performance goals (Company-wide, divisional, Subsidiary or individual), time-based Restrictions on vesting or Restrictions under applicable securities laws; provided that in all cases, the Restricted Shares shall be subject to a minimum two-year graduated vesting schedule (50% each year), except, if as provided in the Award Agreement, in the event of death, disability, retirement or Mandatory Retirement, or Termination of Affiliation by the Company other than for Cause.

8.4.
Consideration.  The Board shall determine the amount, if any, that a Grantee shall pay for Restricted Shares or Bonus Shares.  Such payment shall be made in full by the Grantee before the delivery of the shares and in any event no later than 10 business days after the Grant Date for such shares.

8.5.
Effect of Forfeiture.  If Restricted Shares are forfeited, and if the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall resell such Restricted Shares to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (y) the Fair Market Value of a Share on the date of such forfeiture.  The Company shall pay to the Grantee the required amount as soon as is administratively practical.

8.6.
Escrow.  The Board may provide that any Restricted Shares or Bonus Shares shall be represented by, at the option of the Board, either book entry registration or by a stock certificate or certificates.  If the shares of Restricted Shares are represented by a certificate or certificates, such shares shall be held (together with an assignment or endorsement executed in blank by the Grantee) in escrow by an escrow agent until such Restricted Shares become nonforfeitable or are forfeited.

8.7.
Notification under Code Section 83(b).  If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee's gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.  The Board may, in connection with the grant of an Award or at any time thereafter prior to such an election being made, prohibit a Grantee from making the election described above.

Article 9.  Restricted Stock Units

9.1.
Grant of Restricted Stock Units.  Subject to and consistent with the provisions of the Plan and Code Sections 409A(a)(2), (3) and (4), the Board, at any time and from time to time, may grant Restricted Stock Units to any Eligible Director, in such amount and upon such terms as the Board shall determine. A Grantee shall have no voting rights in Restricted Stock Units.

9.2.
Award Agreement.  Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Units granted, and such other provisions as the Board shall determine in accordance with the Plan and Code Section 409A.  The Board may impose such Restrictions on Restricted Stock Units, including time-based Restrictions, Restrictions based on the achievement of specific performance goals, time-based Restrictions following the achievement of specific performance goals, Restrictions based on the occurrence of a specified event, and/or restrictions under applicable securities laws; provided that in all cases the Restricted Stock Units shall be subject to a minimum two-year graduated vesting schedule (50% each year), except, if as provided in the Award Agreement, in the event of death, disability, retirement or Mandatory Retirement, or Termination of Affiliation by the Company other than for Cause.

9.3.
Crediting Restricted Stock Units.  The Company shall establish an account ("RSU Account") on its books for each Eligible Director who receives a grant of Restricted Stock Units. Restricted Stock Units shall be credited to the Grantee's RSU Account as of the Grant Date of such Restricted Stock Units. RSU Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.

9.4.
Settlement of RSU Accounts.  The Company shall settle an RSU Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Grantee's RSU Account (or a specified portion in the event of any partial settlement); provided that any fractional Shares underlying Restricted Stock Units remaining in the RSU Account on the Settlement Date shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Restricted Share Unit.  The "Settlement Date" for all Restricted Stock Units credited to a Grantee's RSU Account shall be the date when Restrictions applicable to an Award of Restricted Stock Units have lapsed.

Article 10.  Performance Units and Performance Shares

10.1.
Grant of Performance Units and Performance Shares.  Subject to the terms of the Plan, Performance Units or Performance Shares may be granted to any Eligible Director in such amounts and upon such terms, and at any time and from time to time, as the Board shall determine.  Each grant of Performance Units or Performance Shares shall be evidenced by an Award Agreement which shall specify the terms and conditions applicable to the Performance Units or Performance Shares, as the Board determines.

10.2.
Value/Performance Goals.  Each Performance Unit shall have an initial value that is established by the Board at the time of grant, that is equal to the Fair Market Value of a Share on the Grant Date.  The Board shall set the Business Criteria which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.  For purposes of this Article 10, the time period during which the performance goals must be met shall be called a "Performance Period."  The Board shall have complete discretion to establish the performance goals.

10.3.
Payment of Performance Units and Performance Shares.  Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payment based on the number and value of Performance Units or Performance Shares earned by the Grantee over the Performance Period, determined as a function of the extent to which the corresponding performance goals have been achieved.

10.4.
Form and Timing of Payment of Performance Units and Performance Shares.  Payment of earned Performance Units or Performance Shares shall be made in a lump sum following the close of the applicable Performance Period.  The Board may cause earned Performance Units or Performance Shares to be paid in cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period.  Such Shares may be granted subject to any restrictions deemed appropriate by the Board.  The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

As determined by the Board, a Grantee may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units or Performance Shares but not yet distributed to the Grantee.  In addition, a Grantee may, as determined by the Board, be entitled to exercise his or her voting rights with respect to such Shares.

Article 11.  Beneficiary Designation

Each Grantee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Grantee's death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee's lifetime.  In the absence of any such designation, benefits remaining unpaid at the Grantee's death shall be paid to the Grantee's estate.

Article 12.  Amendment, Modification, and Termination

12.1.
Amendment, Modification, and Termination.  Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part without the approval of the Company's shareholders, except to the extent the Board determines it is desirable to obtain approval of the Company's shareholders, to comply with the requirements for listing on any exchange where the Company's Shares are listed, or for any other purpose the Board deems appropriate.

12.2.
Adjustments Upon Certain Unusual or Nonrecurring Events.  The Board may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.2) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

12.3.
Awards Previously Granted.  Notwithstanding any other provision of the Plan to the contrary (but subject to Section 2.8 (amendments in connection with a Change of Control) and Section 12.2), no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award.  Any adjustment, modification, extension or renewal of an Award shall be effected such that the Award, at all times, is either exempt from, or is compliant with, Code section 409A.

12.4.
Adjustments in Connection with Change of Control.  In the event the Company undergoes a Change of Control or in the event of a separation, spin-off, sale of a material portion of the Company's assets or any "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act and in which a Change of Control does not occur, the Board, or the board of directors of any corporation assuming the obligations of the Company, shall have the full power and discretion to prescribe and amend the terms and conditions for the exercise, or modification, of any outstanding Awards granted hereunder in the manner as agreed to by the Board as set forth in the definitive agreement relating to the transaction.  Without limitation, the Board may:

(a)	remove restrictions on Restricted Shares and Restricted Stock Units;

(b)	modify the performance requirements for any other Awards;

(c)	provide that Options or other Awards granted hereunder must be exercised in connection with the closing of such transactions, and that if not so exercised such Awards will expire;

(d)
provide for the purchase by the Company of any such Award, upon the Grantee's request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Grantee's rights had such Award been currently exercisable or payable;

(e)	make such adjustment to any such Award then outstanding as the Board deems appropriate to reflect such Change of Control;

(f)
cause any such Award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving corporation after such Change of Control.  Any such determinations by the Board may be made generally with respect to all Grantees, or may be made on a case-by-case basis with respect to particular Grantees.

Notwithstanding the foregoing, any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's Shares, such transaction shall not constitute a merger, consolidation, major acquisition of property for stock, separation, reorganization, liquidation, or Change of Control.

12.5.
Prohibition on Repricings.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

Article 13.  Withholding Tax

To the extent applicable under applicable tax laws, whenever under the Plan, Shares are to be delivered upon exercise or payment of an Award, or upon the lapse of Restrictions on an Award, or any other event with respect to rights and benefits hereunder (the exercise date, date such Restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the "Tax Date"), the Company shall be entitled to require and may accommodate the Eligible Director 's request if so requested, to satisfy all Federal and Cantonal withholding taxes, including Social Security taxes related thereto ("Tax Withholding"), by one or a combination of the following methods:

(i)	Payment of an amount in cash equal to the amount to be withheld;

(ii)
Requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or the SAR payable in Shares, upon the lapse of Restrictions on an Award, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iii)	Withholding from compensation otherwise due to the Eligible Director.

Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash.  If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements.

Article 14.  Additional Provisions

14.1.
Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of the Company.

14.2.
Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine and vice-versa; the plural shall include the singular and the singular shall include the plural.

14.3.
Severability.  If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan.  Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

14.4.
Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required.  Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company shall not be obligated to deliver any Shares or other benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any applicable law or regulation.

14.5.	Securities Law Compliance.

(a)
If the Board deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Board may impose any restriction on Shares acquired pursuant to Awards under the Plan as it may deem advisable.  All Shares transferred under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, and any applicable securities law.  If so requested by the Company, the Grantee shall represent to the Company in writing that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933 or unless he or she shall have furnished to the Company evidence satisfactory to the Company that such registration is not required.

(b)
If the Board determines that the exercise of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of the Company's equity securities are then listed, then the Board may postpone any such exercise or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise or delivery to comply with all such provisions at the earliest practicable date.

14.6.
No Rights as a Shareholder. A Grantee shall not have any rights as a shareholder with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the escrow agent, shall confer on the Grantee all rights of a shareholder of the Company, except as otherwise provided in the Plan or Award Agreement. Unless otherwise determined by the Board at the time of a grant of Restricted Shares, any cash dividends that become payable on Restricted Shares shall be deferred and, if the Board so determines, reinvested in additional Restricted Shares. Except as otherwise provided in an Award Agreement, any share dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are issued. The Board may provide for payment of interest on deferred cash dividends.

14.7.	Compliance with Code Section 409A.

(a)
All Awards granted under the Plan are intended to comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder ("Section 409A") and that the Plan be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additive income taxes under Section 409A ("409A Penalties"). To the extent that an Award is subject to Section 409A, except as the Grantee and Company may otherwise determine in writing, all Awards shall be created in a manner that will meet the requirements of Section 409A, such that the Grantees of such Awards are not subject to the 409A Penalties.

(b)
To extent that a Grantee would otherwise be entitled to any payment under the Plan that (i) constitutes "deferred compensation" subject to Section 409A, (ii) is payable on account of the Grantee's "separation from service" (within the meaning of Section 409A), and (iii) that if paid during the six months beginning on the date of the Grantee's termination of employment would be subject the 409A Penalties because the Grantee is a "specified employee" of the Company (within the meaning of Section 409A and as determined from time to time by the Plan Committee), the payment will be paid to the Grantee on the earliest of the six-month anniversary of the termination of employment, a change in ownership or effective control of the Company (within the meaning of Section 409A) or the Grantee's death.

(c)
Notwithstanding any provision of the Plan to the contrary, the Plan shall not be amended in any manner that would cause (i) the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A, to the extent applicable, or (ii) any amounts or benefits payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan.

(d)
Notwithstanding any other provision in the Plan, the Board, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan or any Award granted thereunder to reflect the intention that the Plan (and any Award) qualifies for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of the Plan and with the least reduction, if any, in overall benefit to the Grantee to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A; provided, however, that neither the Company, the Board, nor any of their officers or individual directors make any representation that the Plan or any Award shall be exempt from or comply with Section 409A and make no undertaking to preclude Section 409A from applying to the Plan or any Award.

14.8.
Nature of Payments.  Awards shall be special incentive payments to the Grantee and shall not be taken into account for any other Company compensatory plan, arrangement or contract relating to the Grantee except as such plan, arrangement or agreement shall otherwise expressly provide.

14.9.	Military Service. Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

14.10.
Data Protection. The Board and any other person or entity empowered by the Board to administer the Plan may process, store, transfer or disclose personal data of the Grantees to the extent required for the implementation and administration of the Plan. The Board and any other person or entity empowered by the Board to administer the Plan shall comply with any applicable data protection laws.

14.11.
Governing Law.  The Plan and the rights of any Grantee receiving an Award thereunder shall be construed and interpreted in accordance with and governed by the laws of the State of Kansas without giving effect to the principles of the conflict of laws to the contrary.

Annex to the Plan for Swiss based Grantees and Grantees subject to Swiss inheritance law

1.	Article 11. shall be replaced with the following:

Each Grantee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Grantee's death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Grantee, shall be in a form and procedure prescribed by the applicable Swiss inheritance law. Irrespective of any such designation, benefits remaining unpaid at the Grantee's death shall be paid to the Grantee's estate.